      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 1999

                                                     REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               BUDGET GROUP, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

           DELAWARE                           7514                          59-3227576
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                          125 BASIN STREET, SUITE 210
                          DAYTONA BEACH, FLORIDA 32114
                                 (904) 238-7035

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROBERT L. APRATI
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                               BUDGET GROUP, INC.
                              4225 NAPERVILLE ROAD
                             LISLE, ILLINOIS 60532
                             PHONE: (630) 955-7570
                           FACSIMILE: (630) 955-7810
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                                JEFFREY M. STEIN
                                KING & SPALDING
                              191 PEACHTREE STREET
                             ATLANTA, GEORGIA 30303
                             PHONE: (404) 572-4600
                           FACSIMILE: (404) 572-5146

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable following the effectiveness of this Registration Statement.

    If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED             PROPOSED
                                               AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
         TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
      SECURITIES TO BE REGISTERED            REGISTERED          PER UNIT(1)       OFFERING PRICE(1)           FEE
--------------------------------------------------------------------------------------------------------------------------
9 1/8% Senior Note Due April 1, 2006....    $400,000,000           $1,000            $400,000,000           $111,200
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(f) under the Securities Act of 1933; the proposed maximum offering price is based on the average of the bid and asked prices for the notes on May 3, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

            SUBJECT TO COMPLETION, DATED                     , 1999

PROSPECTUS
                               OFFER TO EXCHANGE

               $400,000,000 9 1/8% SENIOR NOTES DUE APRIL 1, 2006
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                                      FOR
                          ALL OUTSTANDING UNREGISTERED
                     9 1/8% SENIOR NOTES DUE APRIL 1, 2006

                               BUDGET GROUP, INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON                , 1999, UNLESS EXTENDED.

                             ---------------------

BUDGET GROUP, INC.

     - issued $400,000,000 aggregate principal amount of its unregistered 9 1/8% senior notes due April 1, 2006 on April 13, 1999, and will exchange them as described in this prospectus for an equal amount of registered exchange notes having the same terms.

THE NEW NOTES

     - have a stated maturity of April 1, 2006;

     - will receive interest payments on each April 1 and October 1, commencing October 1, 1999;

     - will be unsecured senior obligations of Budget Group, Inc.;

     - will rank equally in right of repayment with all other existing and future unsecured senior indebtedness;

     - will rank senior in right of repayment to all existing and future subordinated indebtedness;

     - will be effectively subordinated to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness;

     - will be structurally subordinated to all the indebtedness and other obligations, including trade payables, of our subsidiaries; and

     - currently have no public market and will not be listed on any national securities exchange.

     INVESTING IN THE NEW NOTES INVOLVES RISKS. SEE "RISK FACTORS," BEGINNING ON PAGE 9 FOR A DISCUSSION OF THE CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ---------------------

               The date of this prospectus is             , 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

     This prospectus incorporates important business and financial information about Budget Group from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from us at the following address:

                     Budget Group, Inc.
                     125 Basin Street
                     Suite 210
                     Daytona Beach, Florida 32114
                     Attention: Investor Relations
                     (904) 238-7035

     YOU WILL NOT BE CHARGED FOR ANY OF THESE DOCUMENTS THAT YOU REQUEST. IF YOU
WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY             , 1999 IN ORDER TO
RECEIVE THEM BEFORE THE EXCHANGE OFFER EXPIRES ON             , 1999.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL BUDGET GROUP ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision. You should also read the documents incorporated by reference into this prospectus, which are listed in the section entitled "Incorporation of Certain Documents by Reference" on page 66. You should pay special attention to the section entitled "Risk Factors" beginning on page 9 of this prospectus to determine whether an investment in the new notes is appropriate for you.

     In this prospectus, the terms "Budget Group," "the Company" and "we" refer to Budget Group, Inc. and its subsidiaries as a consolidated entity, except where it is clear that such terms mean only the parent company. "BRAC" refers to Budget Rent a Car Corporation, a subsidiary of Budget Group. "Budget" and "Budget Rent a Car" refer to the business of renting cars and trucks (as applicable) under the "Budget" name, by BRAC and its franchisees.

                                  THE COMPANY

     Budget Group operates Budget Rent a Car, the world's third largest general use car and truck rental system. We currently maintain more local market car rental locations throughout the world than most of our major competitors and are unique among major car rental companies in that we also rent trucks in most of our major markets. Through our two truck rental companies, Ryder TRS and Budget Truck Rental, we operate the nation's second and third largest consumer truck rental companies. We also sell used cars in 27 markets nationwide through our 33 Budget Car Sales facilities. In 1998, we had revenue of $2.6 billion, EBITDA of $761.0 million and Adjusted EBITDA of $84.0 million. On a pro forma basis and adjusted for the offering of the old notes and certain non-recurring charges, we had Adjusted EBITDA of $127.4 million. We define Adjusted EBITDA as EBITDA less depreciation and interest incurred in connection with fleet vehicles financed under fleet financing programs. Our business is organized into three principal segments: Car Rental, Truck Rental and Car Sales.

     Budget is one of only three vehicle rental systems that offer rental vehicles throughout the world under a single brand name. We and our franchisees operate Budget Rent a Car locations in over 120 countries. We own approximately 536 of the 970 Budget locations within the United States and 212 of the 2,170 Budget locations abroad. Our corporate-owned locations accounted for approximately 80% of U.S. Budget Rent a Car revenue in 1998. In 1998, we purchased 83,300 cars for our North American operations under a vehicle supply agreement with Ford Motor Company, 90% of which were subject to repurchase agreements that required Ford to repurchase the vehicles at guaranteed prices after nine months in our rental fleet. Within our Car Rental segment, we also provide rental vehicles to the insurance replacement market and operate commuter van pooling services and airport parking facilities; our revenue from these activities was $115.2 million in 1998. For 1998, our Car Rental segment had revenue of $1.5 billion (54.3% of our 1998 pro forma revenue), EBITDA of $604.3 million and Adjusted EBITDA of $78.8 million.

     Our combined Budget Truck Rental and Ryder TRS business is a leading service provider in the long distance one-way market and the second largest operator in the local market. We have 418 corporate-owned rental locations nationwide, a network of approximately 3,730 dealer and franchised locations and a system-wide fleet of approximately 49,000 trucks at December 31, 1998. Our Truck Rental business also includes Cruise America, Inc., the largest recreational vehicle rental and sales company in North America, which had revenue of $92.7 million in 1998. Our Truck Rental segment had 1998 revenue of $613.7 million, EBITDA of $203.0 million and Adjusted EBITDA of $55.8 million. Pro forma for the Ryder TRS acquisition, our Truck Rental segment had 1998 revenue of $810.4 million (28.8% of our 1998 pro forma revenue), EBITDA of $234.5 million and Adjusted EBITDA of $43.0 million.

     We also operate Budget Car Sales, one of the leading independent retailers of late model cars, sport utility vehicles and trucks in the United States. We typically locate our used car stores in mid-sized suburban areas and maintain an average inventory of approximately 100 vehicles per store. For 1998, our Car Sales segment had revenue of $547.7 million (19.5% of our 1998 pro forma revenue), EBITDA of $(17.2) million and Adjusted EBITDA of $(22.1) million.

     Budget Group was incorporated in Delaware in 1992. Our principal executive offices are located at 125 Basin Street, Suite 210, Daytona Beach, Florida 32114, and our telephone number at that address is (904) 238-7035.

                         OUR FIRST QUARTER 1999 RESULTS

     On April 21, 1999, we reported a net loss for the first quarter of 1999 of $23.0 million versus a loss of $3.4 million in the first quarter of the prior year. Revenue increased 48.8% to $678.7 million from $456.0 million in the prior year first quarter. Operating income for the quarter was $11.3 million compared to $34.2 million in the prior year. Prior year first quarter excludes Ryder TRS and other acquisitions of Budget licensees, insurance replacement businesses and new car dealerships.

     Revenue for the first quarter of 1999 for the Car Rental segment increased 14.4% to $387.6 million compared to $338.8 million in 1998. Car Rental operating income was $24.2 million compared to $36.2 million in the prior year first quarter. First quarter 1999 operating income showed an approximate $22 million improvement over fourth quarter 1998. Budget Rent a Car North America, which represents 75% of this segment, saw revenue growth of 9.0% versus prior year first quarter (up 5.3% on a same-market basis). On a same-market basis, daily dollar average at $39.29 was essentially flat due to competitive pricing in certain leisure markets, notwithstanding, rental days were up 6% for the quarter.

     Revenue from our international Budget operations, driven primarily by corporate operations, saw growth of 36.7%. On a same-store basis, revenue was up 25.5%. This increase resulted from stepped up worldwide sales and marketing efforts and the recent acquisition of key Budget licensee operations in France and the UK.

     Revenue for the Truck Rental group reached $151.5 million in the first quarter of 1999 versus $43.2 million in 1998, which excluded Ryder TRS. Budget Truck Rental continued to see robust volume growth of 21.0% versus prior year. Budget truck rental rates increased over 2% as it aligned its pricing with Ryder. Ryder's revenue was down 6.5% versus prior year pro forma and was in line with company expectations as the two truck rental businesses are being integrated. For the quarter, the Truck Rental group had an operating loss of $3.7 million compared to operating income of $2.5 million in the prior year first quarter. The year-over-year decline in reported earnings is a result of the acquisition of Ryder TRS which has seasonal earnings.

     Revenue from the Car Sales group reached $160.1 million in the first quarter of 1999 compared to $92.0 million in the prior year. Revenue includes proceeds from the sale of units at retail and wholesale within the group. The first quarter of 1999 saw operating losses of $4.5 million compared to a loss of $1.0 million in first quarter 1998. Operating results for first quarter 1999 represent a $2.9 million improvement over fourth quarter 1998, excluding non-recurring charges. Three unprofitable locations were closed during the first quarter of 1999, with an additional two closed in April of 1999. Units sold retail during the first quarter increased to 7,957 compared to 4,859 units during the prior year first quarter.

                               THE EXCHANGE OFFER

The exchange offer............   We are offering to exchange

                                 - $1,000 principal amount of our registered
                                   9 1/8% senior notes due April 1, 2006, which we refer to as the "new notes"

                                 for

                                 - each $1,000 principal amount of our
                                   unregistered 9 1/8% senior notes due April 1, 2006, which we refer to as the "old notes."

                                 We sometimes will refer to the new notes and the old notes together as the "notes." Currently, $400 million principal amount of old notes are outstanding.

Expiration date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on   , unless we extend it.
                                 In that case, the phrase

                                 "expiration date" will mean the latest date and time to which we extend the exchange offer.

Procedures for participating
in the exchange offer.........   If you wish to participate in the exchange
                                 offer, you must complete, sign and date an original or faxed letter of transmittal in accordance with the instructions in the letter of transmittal accompanying this prospectus.
                                 Then you must mail, fax or deliver the
                                 completed letter of transmittal together with the old notes you wish to exchange and any other required documentation to The Bank of New
                                 York, which is acting as exchange agent. Its address appears on the letter of transmittal.
                                 By signing the letter of transmittal you will represent to and agree with Budget Group that,

                                 - you are acquiring the new notes in the
                                   ordinary course of your business;

                                 - you have no arrangement or understanding with
                                   anyone to participate in a distribution of the new notes;

                                 and

                                 - you are not an "affiliate," as defined in
                                   Rule 405 under the Securities Act, of Budget
                                   Group.

                                 If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such new notes.

Resale of new notes...........   We believe that you can resell and transfer
                                 your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the same three representations that appear above under the heading "Procedures for participating in the exchange offer." Our belief is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of the SEC's no-action letters to other issuers in exchange offers like ours.

                                 We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations appearing above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.

                                 A broker-dealer can only resell or transfer new notes if it will deliver a prospectus.

Special procedures for
beneficial owners.............   If your old notes are held through a broker,
                                 dealer, commercial bank, trust company or other nominee and you wish to surrender such notes, you should contact your intermediary promptly and instruct it to surrender your notes on your behalf.

Guaranteed delivery
procedures....................   If you cannot meet the expiration date
                                 deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, then you must surrender your old notes according to the guaranteed delivery procedures appearing below under "The
                                 Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Acceptance of your old notes
and delivery of the new
notes.........................   We will accept for exchange any and all old
                                 notes that are surrendered in the exchange offer prior to the expiration date if you comply with the procedures of the offer. The new notes will be delivered on the earliest practicable date after the expiration date.

Withdrawal rights.............   You may withdraw the surrender of your old
                                 notes at any time prior to the expiration date.

U.S. federal income tax
consequences..................   You will not have to pay federal income tax as
                                 a result of your participation in the exchange offer.

Exchange agent................   The Bank of New York is serving as the exchange
                                 agent in connection with the exchange offer.
                                 The Bank of New York also serves as trustee under the indenture that governs the notes.

                                 THE NEW NOTES

     The new notes have the same financial terms and covenants as the old notes, which are as follows:

Issuer........................   Budget Group, Inc.

Securities offered............   $400 million aggregate principal amount of
                                 9 1/8% Senior Notes Due April 1, 2006.

Maturity......................   April 1, 2006.

Interest rate.................   9 1/8% per year.

Interest payment dates........   April 1 and October 1 of each year, commencing
                                 October 1, 1999.

Ranking.......................   The new notes will:

                                 - be unsecured senior obligations of Budget
                                   Group;

                                 - rank equally in right of repayment with all
                                   other existing and future unsecured senior indebtedness;

                                 - rank senior in right of repayment to all
                                   existing and future subordinated
                                   indebtedness;

                                 - be effectively subordinated to all existing
                                   and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

                                 - be structurally subordinated to all the
                                   indebtedness and other obligations, including trade payables, of our subsidiaries.

Change of control offer.......   If a change in control of Budget Group occurs,
                                 we must give holders of notes the opportunity to sell to us their notes at a purchase price of 101% of their face amount, plus accrued interest. The term "Change of Control" is defined in the "Description of the New
                                 Notes -- Change of Control" section of this prospectus.

Certain covenants.............   The indenture governing the new notes contains
                                 covenants that limit our ability and the ability of our subsidiaries to:

                                 - incur additional indebtedness;

                                 - pay dividends or distributions on, or redeem
                                   or repurchase, our capital stock;

                                 - make investments;

                                 - issue or sell capital stock of subsidiaries;

                                 - engage in transactions with affiliates;

                                 - create liens on our assets to service debt;

                                 - transfer or sell assets;

                                 - guarantee indebtedness;

                                 - restrict dividend or other payments to us;

                                 - consolidate, merge or transfer all or
                                   substantially all of our assets and the
                                   assets of our subsidiaries; and

                                 - engage in sale/leaseback transactions.

                                 These covenants are subject to important exceptions and qualifications, which are described in the "Description of the New Notes" section of this prospectus.

                                  RISK FACTORS

     See "Risk Factors" immediately following this summary beginning on page 9 for a discussion of risks relating to the new notes, all of which apply to the old notes as well.

             SUMMARY HISTORICAL AND PRO FORMA DATA OF BUDGET GROUP

     The following information as of and for the years ended December 31, 1996, 1997 and 1998 is derived from the audited consolidated financial statements of Budget Group, which reflect the pooled operations of Budget Group and Cruise America, Inc., which was acquired by Budget Group on January 28, 1998. The pro forma financial information is derived from the 1998 audited consolidated financial statements of Budget Group and the unaudited consolidated financial statements of Ryder TRS for the period from January 1, 1998 through May 31, 1998, as adjusted for various transactions. The following financial data should be read in conjunction with the Consolidated Financial Statements and the notes thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the year ended December 31, 1998 which is incorporated by reference into this prospectus, as well as the other documents incorporated herein by reference. The pro forma financial information should be read in conjunction with the unaudited pro forma consolidated statement of operations and the notes thereto beginning on page 17 of this prospectus.

                                                          YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------------------------
                                                HISTORICAL              PRO FORMA(A)   AS ADJUSTED(B)
                                      ------------------------------    ------------   --------------
                                       1996       1997        1998          1998            1998
                                      ------    --------    --------    ------------   --------------
                                                   (IN MILLIONS, EXCEPT OPERATING DATA)
Statement of Operations Data:
  Vehicle rental revenue............  $276.3    $1,070.4    $1,934.7      $2,131.5        $2,131.5
  Retail vehicle sales revenue......   169.3       289.1       583.3         583.3           583.3
  Royalty fees and other............     2.2        51.9        98.2          98.2            98.2
  Total operating revenue...........   447.8     1,411.4     2,616.2       2,813.0         2,813.0
  Operating income..................    47.6       171.0       206.3         201.1           233.7
  Income before income taxes........    12.9        55.6         6.6           8.4            27.9
  Extraordinary item(c).............      --          --       (45.3)           --              --
  Net income (loss).................     7.8        29.8       (48.9)         (8.7)            3.4
Segment Revenue:(d)
  Car Rental(e).....................   313.7(f)  1,014.8     1,527.5       1,527.5         1,527.5
  Truck Rental(e)...................     n/a(f)    215.9       613.7         810.4           810.4
  Car Sales.........................   134.1       239.4       547.7         547.7           547.7
Operating Data:
  Car rental data(g):
     Average rental days per
       vehicle......................     250(f)      297         294
     Average fleet..................   8,917(f)   64,554      95,425
     Average monthly revenue per
       unit.........................   1,350(f)    1,011       1,009
  Truck rental data:
     Average rental days per
       vehicle......................     n/a(f)      205(h)      183(i)
     Average fleet..................     n/a(f)   11,148(h)   36,439(i)
     Average monthly revenue per
       unit.........................     n/a(f)    1,212(h)    1,268(i)
Other Data:
  EBITDA(j).........................   124.8    $  486.6    $  761.0      $  792.5        $  820.4
  Depreciation-- vehicle............    71.8       292.1       500.2         530.1           528.6
  Interest-vehicle, net(k)..........    31.6        95.3       176.8         189.6           164.4
  Adjusted EBITDA(j)................    21.4        99.2        84.0          72.9           127.4
  Total interest expense, net.......    34.7       115.4       190.2         192.8           205.9
  Non-vehicle capital
     expenditures...................     3.4        10.9        88.4          88.4            88.4
  Ratio of Adjusted EBITDA to non-
     vehicle interest...............     6.9x        4.9x        6.3x                          3.1x
Ratio of net non-vehicle debt to
  Adjusted EBITDA(l)................     1.4x        1.6x         NM                           3.1x
  Ratio of earnings to fixed
     charges(m).....................    1.32x       1.39x       1.06x                         1.10x

                                                                    AS OF DECEMBER 31,
                                                       ---------------------------------------------
                                                                HISTORICAL            AS ADJUSTED(B)
                                                       ----------------------------   --------------
                                                        1996      1997       1998          1998
                                                       ------   --------   --------   --------------
                                                                       (IN MILLIONS)
Balance Sheet Data:
  Restricted cash(n).................................  $ 66.3   $  282.7   $  421.5      $  421.5
  Total cash.........................................   120.3      444.2      557.7         557.7
  Manufacturer receivables(o)........................    13.9      150.2      241.0         241.0
  Rental fleet, net..................................   401.5    2,093.3    2,839.2
  Retail vehicle inventory...........................    28.5       46.9       81.0
  Total assets.......................................   700.4    3,689.9    5,134.1
  Vehicle debt.......................................   447.5    2,367.9    3,508.9       3,120.9
  Non-vehicle debt...................................    83.9      318.3      126.2         526.2
  Total debt.........................................   531.4    2,686.2    3,635.1       3,647.1
  Stockholders' equity...............................   120.4      458.9      650.6

---------------

(a) Reflects the full-year impact of the Ryder TRS acquisition which was consummated on June 19, 1998 and the recapitalization transactions which occurred in 1998 as further described in the section entitled "Pro Forma Financial Information."
(b) Reflects the pro forma financial information referred to in (a) as adjusted for the offering of the old notes, as further described in "Pro Forma Financial Information," and certain one-time and restructuring charges recorded by Budget Group during 1998. The one-time and restructuring charges of $32.6 million ($20.2 million, net of tax) include (i) $14.9 million of restructuring charges, largely related to severance and related costs and location closing expenses, (ii) $1.6 million of pooling expenses, (iii) $3.2 million of impairment loss related to goodwill at Car Sales (recorded as amortization and non-vehicle depreciation) and (iv) $12.9 million of other charges (which includes $1.5 million recorded as depreciation -- vehicle), net of $12.4 million of taxes.
(c) Reflects costs of the retirement of $165.0 million 9.57% senior notes of BRAC and $175.0 million 10% senior notes of Ryder TRS. See "Pro Forma Financial Information." Pro Forma and Pro Forma As Adjusted columns do not include the extraordinary item as the pro forma financial information reflects data from continuing operations.
(d) Segment revenue excludes intercompany eliminations of $58.7 million and $72.7 million for the years ended December 31, 1997 and 1998. Revenue for the Truck Rental segment include $49.7 million and $35.6 million of Cruise America's retail sales for the years ended December 31, 1997 and 1998, which are included in retail vehicle sales revenue in the Statement of Operations Data above.
(e) Includes revenue from car or truck rentals, as appropriate, and related products (such as insurance and loss damage waivers).
(f) Truck rental revenue data for the year ended December 31, 1996 cannot be segregated from car rental revenue. Therefore, car rental revenue data for the year ended December 31, 1996 include both car and truck rental data.
(g) Includes data for Budget Group's North American car rental operations excluding Van Pool Services, our commuter van pooling company and Premier Car Rental, our insurance replacement rental car company.
(h) Includes data for Budget Truck Rental and Cruise America.
(i) Includes data for Budget Truck Rental, Cruise America and Ryder TRS.
(j) EBITDA consists of income before income taxes plus (i) vehicle interest expense, net, (ii) non-vehicle interest expense (including certain debt extinguishment costs), (iii) vehicle depreciation expense and (iv) amortization and non-vehicle depreciation expense. Adjusted EBITDA consists of income before income taxes plus (i) non-vehicle interest expense (including certain debt extinguishment costs) and (ii) amortization and non-vehicle depreciation expense. EBITDA and Adjusted EBITDA are not presented as, and should not be considered, alternative measures of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company's ability to incur and service debt. EBITDA and Adjusted EBITDA reflect certain administrative expenses not allocated to operating segments.
(k) Consists of vehicle interest, net of interest income on restricted cash.
(l) Net non-vehicle debt consists of non-vehicle debt less unrestricted cash.
(m) Ratio of earnings to fixed charges consists of income from continuing operations (before extraordinary items) before income taxes and fixed charges, divided by fixed charges of interest (including amounts capitalized and the interest factor in rental expense), amortization of debt expenses and distributions on trust preferred securities.
(n) Restricted cash consists of funds borrowed under medium term note and commercial paper programs not invested in rental fleet.
(o) Manufacturer receivables arise from the sale of vehicles to manufacturers pursuant to guaranteed repurchase programs. These manufacturer receivables, to the extent they relate to vehicles pledged as collateral under our fleet financing facilities, are also pledged as collateral under those facilities.

                                  RISK FACTORS

     You should carefully consider the risk factors described below before deciding to surrender your old notes in exchange for new notes in this exchange offer. These risks apply to both the old notes and the new notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS

     We maintain a substantial amount of secured indebtedness to finance our fleet purchases. At December 31, 1998, we had $3.64 billion of total outstanding indebtedness, of which $3.59 billion was secured ($3.20 billion pro forma for the offering of the old notes). We had $45.0 million of unsecured indebtedness at December 31, 1998 ($445.0 million pro forma for the offering of the old notes), and stockholders' equity of $650.6 million at that date. The offering of the old notes represented a shift in our funding strategy, as we have begun to utilize unsecured indebtedness to finance our fleet, rather than relying solely on the type of secured indebtedness that we have used historically. Notwithstanding our capacity to incur additional secured and unsecured indebtedness, our substantial indebtedness could have negative consequences for our business, including:

     - limiting our ability to obtain additional financing in the future;

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to debt service;

     - limiting our flexibility in reacting to changes in our industry and changes in market conditions;

     - increasing our vulnerability to a downturn in our business; and

     - increasing our interest expense due to increases in prevailing interest rates, because a substantial portion of our indebtedness bears interest at floating rates.

     We cannot assure you that we will be able to generate sufficient earnings or to borrow sufficient funds to cover our debt service obligations. Our ability to pay interest on the notes and meet our other debt service obligations will depend on our future operating performance and financial results. If we are unable to generate earnings sufficient to make scheduled payments on the notes or to meet our other obligations, we will need to refinance these obligations, obtain additional financing or sell assets.

     If for any reason we are in default under the terms of our indebtedness, the holders of our indebtedness will be able to declare all this indebtedness immediately due and payable and terminate their commitments, if any, with respect to additional funding obligations. These holders could also proceed against their collateral, which, in the case of the vehicle financing facilities, consists of substantially all our fleet vehicles.

OUR DEBT AGREEMENTS CONTAIN RESTRICTIONS THAT MAY AFFECT OUR ABILITY TO TAKE CERTAIN ACTIONS

     The restrictions and covenants in our existing debt agreements and in any future financing agreements may adversely affect our ability to finance our operations or capital needs or to engage in other business activities that may be in our interest. Events beyond our control may affect our ability to comply with these covenants, including covenants requiring compliance with certain financial ratios. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under the notes and other debt agreements. A significant portion of our debt may then become immediately due and payable. We are not certain whether we would be able to obtain sufficient funds to make these accelerated payments, including payments on the notes.

THE NOTES ARE UNSECURED

     The notes are not secured by any of our assets. Our fleet financing facilities are secured by our vehicle fleet, related manufacturers' repurchase obligations and restricted cash, and our credit facility is secured by a pledge of the capital stock of our subsidiaries. If we become insolvent or are liquidated, or if payment under any of these facilities is accelerated, our lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on such assets before the holders of the notes. We cannot assure you that the liquidation value of our assets would be sufficient to repay in full the indebtedness under our vehicle financing facilities, the credit facility and our other indebtedness, including the notes.

WE ARE A HOLDING COMPANY AND ARE DEPENDENT ON OUR SUBSIDIARIES FOR CASH FLOW

     We may not be able to access cash generated by our subsidiaries in order to pay interest and principal on the notes or fulfill other cash commitments. As a holding company with no business operations, our material assets consist only of the stock of our subsidiaries and the proceeds raised from the sale of our equity and debt securities. We have loaned or contributed, or intend to loan or contribute, all of these assets to our subsidiaries. We will have to rely upon dividends and other payments from our subsidiaries to generate the funds necessary to pay the principal of and interest on the notes. Our subsidiaries, however, are legally distinct from us and have no obligation, contingent or otherwise, to pay amounts due pursuant to the notes or to make funds available for these payments. Our subsidiaries have not guaranteed the notes. The ability of our subsidiaries to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of our subsidiaries' indebtedness and applicable state laws. Our right or any right of our creditors, including holders of the notes, to participate in the assets of any subsidiary upon the liquidation or reorganization of that subsidiary will be subject to the prior claims of that subsidiary's creditors, including holders of its indebtedness and trade creditors. Accordingly, the notes will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables.

WE HAVE HAD NET LOSSES IN RECENT PERIODS

     We incurred a net loss of $48.9 million for 1998 and a net loss of approximately $23.0 million for the quarter ended March 31, 1999. The net loss for 1998 included (i) an extraordinary charge of $45.3 million (after tax) relating to retirements of indebtedness and (ii) one-time restructuring and other non-recurring charges of $20.2 million (after tax). In 1998 and the first quarter of 1999, we had losses before income taxes of $23.2 million and $4.5 million, respectively in our Car Sales segment. We are evaluating various alternatives relating to Budget Car Sales to restore its profitability, including franchising stores, closing stores, working with a strategic partner to manage stores and other measures. We cannot assure you that our losses will not continue in the future.

OUR BUSINESS IS HIGHLY SEASONAL

     Our business is highly seasonal, particularly the leisure travel and consumer truck rental segments, and our results of operations and cash flows fluctuate significantly from quarter to quarter. Historically, revenues have been stronger in the third quarter due to the overall increase in business and leisure travel during the peak summer travel months and the increase in moving activity during this period. The first quarter is generally weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. The third quarter accounted for 37.2% of total revenue and 56.4% of operating income for 1997 and 32.7% of total revenue and 76.1% of operating income for 1998. Any occurrence that disrupts travel patterns during the summer, or any adverse competitive conditions during this period, may materially adversely impact our annual operating performance.

     Our business practice is to increase the size of our vehicle fleet and workforce during the spring and summer months to accommodate increased activity during these periods and to decrease our fleet and workforce in the fall and winter months. However, many of our operating expenses (such as rent, insurance and administrative personnel) are fixed and cannot be reduced during the fall and winter months when there is decreased rental demand. If we are unable to manage successfully the size of our vehicle fleet and workforce during periods of decreased business activity, our annual operating performance may be materially adversely affected.

OUR BUSINESS IS HIGHLY COMPETITIVE

     There is intense competition in the vehicle rental industry particularly with respect to price and service. We cannot assure you that we will be able to compete successfully with either existing or new competitors. In any geographic market, we may encounter competition from national, regional and local vehicle rental companies. Our main competitors in the car rental market are Alamo, Avis, Enterprise, Hertz and National. In our Truck Rental business, we face competition primarily from Penske and U-Haul. Many of our competitors have larger rental volumes, greater financial resources and a more stable customer base than we have.

     In the past, we have had to lower our rental prices in response to industry-wide price cutting and have been unable to unilaterally raise our prices. Moreover, when the car rental industry has experienced vehicle oversupply competitive pressure has intensified.

     The retail car sales industry is also characterized by intense competition, consisting primarily of local new car dealerships selling new and late model used cars. In addition to local dealerships, we may face competition from retailers such as CarMax and AutoNation. These retailers compete on the basis of large inventory size, no-haggle pricing and after-sale service. We cannot assure you that we will be able to compete effectively in the retail care sales industry.

WE HAVE NOT COMPLETED THE INTEGRATION OF OUR RECENT ACQUISITIONS

     Our recent growth has been largely attributable to two major acquisitions -- the BRAC acquisition in April 1997 and the Ryder TRS acquisition in June 1998. We have devoted significant resources to the combination and integration of our previously existing operations with BRAC and our Budget Truck Rental business with Ryder TRS, and these efforts are ongoing. Completing the integration of these acquisitions with our other businesses and achieving the anticipated levels of cost savings involves a number of risks that could affect our operating results. These risks include:

     - the difficulty of managing a significantly larger organization;

     - the diversion of management's attention from other business issues;

     - the difficulty of integrating different distribution and marketing systems, which include independent dealers, franchisees and corporate-owned operations;

     - the risk that the financial and accounting systems utilized by the acquired businesses may not be efficiently integrated into our own systems;

     - the difficulty of attracting and retaining qualified personnel to manage the combined business; and

     - dealing with potential liabilities associated with the acquired businesses, which liabilities may not have been disclosed and may exceed the amount of indemnification available from the sellers.

     Integration of these acquisitions has required significant investments to build management and infrastructure to support our combined business operations. We cannot assure you that we will be able to fully realize the benefits that we anticipated from any acquired operations or to manage effectively the combined business. An inability to do so could have a significant negative effect on our financial condition and results of operations.

WE MAY BE OBLIGATED TO DELIVER A MAKE-WHOLE PAYMENT

     In connection with the Ryder TRS acquisition, we issued 3,455,206 shares of Class A common stock, paid $125.0 million in cash, issued warrants to purchase Class A common stock with a value of up to approximately $19 million and are obligated to deliver a make-whole payment (with respect to the shares of Class A common stock issued in the acquisition) to the extent, if any, that the Class A common stock trades below approximately $33 per share over two 30-day measurement periods ending, respectively, on June 19, 1999 and February 19, 2000. This make-whole payment may be made in cash and/or stock, at our option. This payment would, if made in cash, divert cash from other business purposes.

WE ARE DEPENDENT ON THIRD PARTIES FOR FINANCING

     We depend on third-party financing to fund our purchases of fleet vehicles. Accordingly, the availability of financing on favorable terms is critical to our business. We cannot assure you that we will be able to obtain financing on favorable terms, if at all. A majority of our debt is incurred in connection with manufacturers' vehicle repurchase programs. As a result, significant changes in the credit programs of the vehicle manufacturers, particularly Ford Motor Company, could significantly affect our ability to obtain this financing on favorable terms. In addition, certain events, such as significant increases in the damage to vehicles, could reduce the value of the collateral securing our vehicle financing facilities and cause the acceleration of the repayment of such debt. Our inability to obtain vehicle financing on favorable terms would have a material adverse effect on our financial condition and operating results. We cannot assure you that the sources of financing used in the past will remain or that alternative financing will become available on terms acceptable to us.

WE ARE DEPENDENT ON A PRINCIPAL SUPPLIER

     Ford Motor Company has been and continues to be our principal supplier of vehicles. Under the terms of our supply agreement with Ford, we have agreed that in the United States, Canada, and other countries outside the European Union our leases and purchases of Ford vehicles will represent at least 70% of the total new vehicle acquisitions by us, with a minimum purchase requirement of at least 80,000 vehicles in the United States in each model year. Shifting significant portions of our fleet purchases to other manufacturers would require significant advance notice and operational changes. Also, there can be no assurance that vehicles would be available from other suppliers on competitive terms, if at all. As a result, our financial condition and operating results could be materially adversely affected if Ford is unable to supply our vehicles or if there is any significant decline in the quality and customer satisfaction with Ford vehicles.

CHANGES IN MANUFACTURERS' REPURCHASE PROGRAMS MAY AFFECT OUR BUSINESS

     Our ability to resell our vehicles at a favorable price and fix our depreciation expense in advance is dependent upon the terms of manufacturers' repurchase programs. As of December 31, 1998, 73% of our vehicle fleet was covered by these programs. Our ability to sell vehicles under manufacturers' repurchase programs limits the risk of decline in residual value at the time of disposition and enables us to fix a substantial portion of our depreciation expense in advance. Vehicle depreciation is the largest expense in our vehicle rental operations. In the past, automobile manufacturers have changed the terms of these programs by, among other things, reducing the number of vehicles that can be sold under their repurchase programs, reducing related incentives, increasing guaranteed depreciation and reducing the mileage allowed on program vehicles. We could be adversely affected if our vehicle suppliers make these or other adverse changes in their repurchase programs.

WE MAY BE ADVERSELY IMPACTED BY LITIGATION WITH OUR FORMER GERMAN FRANCHISEE

     In October 1998, we discontinued providing services to our German franchisee (such as reservations and credit card processing services) after having previously terminated the related franchise agreements for alleged contract violations. On April 15, 1999, the Munich Regional Court of Appeal held that we had validly terminated our license agreement with the former franchisee effective as of May 1997. The possibility remains, however, that a higher court in Germany could reverse the Appeal court's decision. As a result of this dispute, we have experienced an adverse effect on our business in, and originating from, Germany. We intend to replace the current franchisee with new franchisees and/or corporate-owned locations. However, there is no assurance that such replacement will be commercially successful.

OUR OPERATIONS AND FINANCIAL PERFORMANCE ARE AFFECTED BY VARIOUS TYPES OF REGULATIONS

     We are subject to various foreign, federal, state and local laws and regulations that affect the conduct of our operations. These laws and regulations cover matters such as the sale of loss damage waivers, vicarious liability of vehicle owners, consumer protection, advertising, used vehicle sales, the taxing and licensing of vehicles, franchising operations and sales, and environmental compliance and clean-up, particularly with regard to our substantial on-site use and storage of petroleum products. We cannot assure you that compliance with these laws and regulations or the adoption of modified or additional laws and regulations will not require large expenditures by us or otherwise have a significant effect on our financial condition or results of operations.

OUR INTERNATIONAL OPERATIONS MAY BE SUBJECT TO ADDITIONAL RISKS

     Our international operations are subject to adverse developments in the foreign political and economic environment, varying governmental regulations, foreign currency fluctuations, potential difficulties in staffing and managing foreign operations and potential adverse tax consequences. We cannot assure you that these factors will not have a significant effect on our financial condition or results of operations.

OUR RECENT INVESTMENTS AND COST-CUTTING INITIATIVES MAY NOT BE SUCCESSFUL

     During 1998, we expended significant capital resources on several initiatives designed to increase our revenue and reduce our costs, and these initiatives will continue during 1999. We expect to realize certain cost savings and other operating efficiencies during 1999 as a result of these and other initiatives that will be implemented in 1999. Major areas in which we will seek to reduce our operating expenses, as well as the major assumptions we have made in estimating our cost savings include:

     - reductions in administrative, personnel and overhead expenses;

     - improvements in operations and consolidations of our reservations centers;

     - improvements in our Car Rental field operations to increase vehicle utilization;

     - improvements in vehicle maintenance procedures;

     - increased efficiencies in non-vehicle purchasing; and

     - reduction of vehicle carrying costs through renegotiation of manufacturers' vehicle repurchase agreements.

     Our ability to achieve the cost savings mentioned above is inherently uncertain. We may not be able to successfully implement these initiatives; cost increases in other areas may offset the effect of these measures; implementation of these measures may initially lead to additional costs; and events beyond our control may cause us to otherwise fail to succeed in our cost cutting plans. In addition, it is always possible that the implementation of our cost cutting initiatives could adversely affect our ability to generate revenue. We cannot assure you that we will be successful at growing our business or realizing the cost savings that these initiatives were intended to achieve.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE POTENTIAL FAILURE OF COMPUTER SYSTEMS TO RECOGNIZE THE YEAR 2000

     We are dependent on business systems that may be affected by Year 2000 problems. The Year 2000 issue exists because many computer systems and applications and non-computer systems that utilize computer technology currently use two-digit date fields to designate a year. As the Year 2000 approaches, certain date sensitive systems will recognize the Year 2000 as the Year 1900 or may not recognize the date at all. This inability to properly treat or recognize the Year 2000 may cause certain systems to process critical information incorrectly, including our reservations and rental processing systems. A failure in these systems could cause significant disruption in customer service levels and therefore materially impact our financial condition and results of operations. In addition, if we incur costs of upgrading these systems to be Year 2000 compliant that are significantly in excess of expectations, our operating results will also be adversely affected.

     We have assessed and continue to assess the impact of the Year 2000 on our reporting systems and operations. We estimate that approximately $4 million will be spent in 1999 specifically for Year 2000 modifications.

     We are also assessing the impact of the Year 2000 issue on the ability of our significant suppliers and vendors to also maintain adequate service levels. Finally, we are developing contingency plans which are intended to allow us to continue operating in the event of a year 2000 failure. The contingency plans will include performing certain processes manually, repairing affected systems and changing suppliers and vendors as necessary. We cannot assure you that we or the third party suppliers on whom we rely will be successful in addressing Year 2000 problems in a timely manner, if at all, or that our contingency plan will be successful in avoiding the disruption of service.

OUR FOUNDERS HAVE SUBSTANTIAL STOCKHOLDER VOTING POWER

     A large portion of the voting power of our common stock is concentrated in the hands of three individuals, Sanford Miller, John P. Kennedy and Jeffrey D. Congdon. These individuals own all outstanding shares of Class B common stock. Our Class B common stock entitles its holders to ten votes per share, while our Class A common stock entitles holders to one vote per share. The Class B common stock beneficially owned by Messrs. Miller, Kennedy and Congdon, together with the Class A common stock beneficially owned by these individuals, represents approximately 40% of the combined voting power of both classes of common stock. As a result, these three individuals are able to exert substantial influence over the election of our Board of Directors along with other matters put to a stockholder vote. This increases the probability that members elected by them will continue to direct our business, policies, and management.

WE MAY NOT BE ABLE TO PURCHASE NOTES UPON A CHANGE OF CONTROL

     If there is a change of control under the terms of the indenture governing the notes, each holder of Notes may require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest. Our ability to purchase the notes upon a change of control event will be limited by the terms of our other debt agreements. Upon a change of control, we may be required to repay immediately the outstanding principal, any accrued interest on and any other amounts owed by us under our $550.0 million credit facility. We cannot assure you that we would be able to repay amounts outstanding under our credit facility or obtain necessary consents under such facility to purchase the notes. In order to purchase any outstanding notes, we may have to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "change of control" is defined in the "Description of the New Notes -- Certain Definitions" section of this prospectus.

THERE IS CURRENTLY NO MARKET FOR THE NEW NOTES

     The new notes are new securities for which there is currently no market. We can give you no assurance as to the development or liquidity of any market for the new notes. If a market for the new notes does develop, the new notes could trade at prices that may be higher or lower than their principal amount depending upon many factors. These factors would include:

        - prevailing interest rates;

        - our operating results; and

        - the markets for similar securities.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. If a market for the new notes does develop, such a market may be subject to similar disruptions.

     In addition, to the extent that old notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered and surrendered but unaccepted old notes could be adversely affected due to the limited amount, or "float," of the old notes that are expected to remain outstanding following the exchange offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of old notes is not surrendered or is surrendered and not accepted in the exchange offer, the trading market for the new notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer" for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

              NO CASH PROCEEDS TO BUDGET GROUP FROM EXCHANGE OFFER

     The exchange offer is intended to satisfy certain of our obligations under our registration rights agreement with the initial purchasers of the old notes. Budget Group will not receive any proceeds from the issuance of the new notes, and we have agreed to pay for the expenses of the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, old notes in like principal amount. The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our outstanding debt.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Budget Group as of December 31, 1998 and as adjusted to give effect the issuance of the old notes and the application of the net proceeds therefrom.

                                                               AS OF DECEMBER 31, 1998
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(1)
                                                              --------   --------------
                                                                    (IN MILLIONS)
Restricted Cash.............................................  $  421.5      $  421.5
Total Cash..................................................  $  557.7      $  557.7
VEHICLE DEBT:
  Asset-Backed MTN Notes....................................  $2,381.6      $1,993.6
  Commercial Paper Facility(2)..............................     840.5         840.5
  Other Budget Fleet Obligations(3).........................     286.8         286.8
                                                              --------      --------
          Total Vehicle Debt................................  $3,508.9      $3,120.9
NON-VEHICLE DEBT:
  9 1/8% Senior Notes Due 2006..............................        --      $  400.0
  6.85% Convertible Subordinated Notes Due 2007.............      45.0          45.0
  Working Capital Facility..................................      50.0          50.0
  Other Non-Vehicle Debt....................................      31.2          31.2
                                                              --------      --------
          Total Non-Vehicle Debt............................     126.2         526.2
                                                              --------      --------
          Total Debt........................................   3,635.1       3,647.1
                                                              --------      --------
  Convertible Preferred Stock(4)............................     300.0         300.0
  Stockholders' Equity......................................     650.6         650.6
                                                              --------      --------
          Total Capitalization..............................  $4,585.7      $4,597.7
                                                              ========      ========

---------------

(1) The net proceeds from the offering of the old notes were approximately $388 million. These proceeds are being used to repay a portion of outstanding indebtedness under two series of our medium term asset-backed notes ("MTNs") that mature in 1999 -- our BFFC 1994-A MTNs and our TFFC 1994-1 MTNs. The BFFC 1994-A MTNs bear interest at a rate of 6.15% and mature between April 1999 and September 1999. The TFFC 1994-1 MTNs bear interest at rates ranging from 6.38% to 6.93% and mature between June 1999 and December 1999. On April 30, 1999, $522.4 million of indebtedness was outstanding under these series of MTNs. Pending the repayment of these MTNs, the proceeds from the offering of the old notes have been used to temporarily reduce amounts outstanding under our commercial paper facilities. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" appearing in our Annual Report on Form 10-K for the year ended December 31, 1998 which is incorporated by reference into this prospectus for a more detailed discussion of our indebtedness.

(2) Our commercial paper facility (the "CP Facility") bears interest at rates ranging from 5.45% to 5.75%.

(3) Consists of $101.5 million of vehicle debt of our international operating subsidiaries, $60.6 million of vehicle debt of Cruise America, $58.9 million of vehicle debt of Car Sales, $56.8 million of borrowings under an interim facility and $9.0 million of other vehicle debt facilities.

(4) Represents company obligated mandatorily redeemable preferred securities of Budget Group Capital Trust, one of our subsidiaries.

                        PRO FORMA FINANCIAL INFORMATION

     The Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998, is based on the audited historical consolidated financial statements of Budget Group and the unaudited historical financial statements of Ryder TRS for the five months ended May 31, 1998, incorporated herein by reference, adjusted to give effect to (i) the Ryder TRS acquisition, (ii) the recapitalization transactions described below that occurred concurrently with the Ryder TRS acquisition and (iii) the offering of the old notes and the application of the net proceeds therefrom as described under "Capitalization" above, as if they had occurred on January 1, 1998.

     As consideration for our purchase of Ryder TRS, Ryder TRS stockholders received $125.0 million in cash, 3,455,206 shares of Class A common stock and warrants to purchase shares of Class A common stock with a value of up to $19.0 million in return for 100% of the outstanding Ryder TRS stock. We also assumed Ryder TRS fleet debt of $347.0 million, as well as public notes of $175.0 million in connection with the Ryder TRS Acquisition.

     The recapitalization transactions consisted of the following: (i) the amendment and restatement of our existing $300.0 million secured revolving credit facility to increase the facility to $550.0 million; (ii) the conversion of $80.0 million of Series A convertible subordinated notes into 4,305,814 shares of Class A common stock, including 319,768 shares issued in lieu of interest payments which the holders of the Series A notes agreed to forego as a result of the early conversion; (iii) the redemption of $165.0 million of our guaranteed senior notes; (iv) the redemption of $175.0 million of Ryder TRS's outstanding 10% senior subordinated notes due 2006; (v) the issuance of 6,000,000 convertible preferred shares of Budget Group Capital Trust and the application of the net proceeds therefrom; (vi) the issuance of $1.1 billion of MTNs (the "TFFC-98 Notes") and the application of the net proceeds therefrom; and (vii) the write-off of loan costs related to converted or retired debt.

     The Pro Forma Consolidated Statement of Operations does not purport to represent what our results of operations would have been had the Ryder TRS acquisition, the recapitalization transactions and the offering of the old notes occurred on the dates indicated or to predict our results of operations in the future. This statement is qualified in its entirety by, and should be read in conjunction with, the historical financial statements of each of Budget Group and Ryder TRS and the notes thereto which are incorporated by reference in this prospectus.

     The Pro Forma Consolidated Statement of Operations has been prepared using the purchase method of accounting, whereby the total cost of the Ryder TRS acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the Ryder TRS acquisition. Such allocations have been based on studies and valuations which have not yet been completed. Accordingly, the allocations reflected in the Pro Forma Consolidated Statement of Operations are preliminary and subject to revision. However, we do not expect material changes to the allocation of the purchase price.

     The Pro Forma Consolidated Statement of Operations gives effect only to the adjustments set forth in the accompanying notes and does not reflect any other benefits anticipated by management as a result of the Ryder TRS acquisition, the recapitalization transactions, the offering of the old notes and the implementation of our business strategy.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                    PRO FORMA
                                                                                                   BUDGET GROUP
                                                 ADJUSTMENTS    PRO FORMA                         FOR THE RYDER
                                                  FOR RYDER    BUDGET GROUP                            TRS          ADJUSTMENTS
                       HISTORICAL   HISTORICAL       TRS         FOR THE      ADJUSTMENTS FOR    ACQUISITION AND      FOR THE
                         BUDGET       RYDER      ACQUISITION    RYDER TRS     RECAPITALIZATION   RECAPITALIZATION   OFFERING OF
                         GROUP         TRS       TRANSACTION   ACQUISITION      TRANSACTIONS       TRANSACTIONS      OLD NOTES
                       ----------   ----------   -----------   ------------   ----------------   ----------------   -----------
Operating revenue:
 Vehicle rental
   revenue...........  $1,934,750    $196,762      $    --      $2,131,512        $     --          $2,131,512       $     --
 Retail vehicle sales
   revenue...........     583,252          --           --         583,252              --             583,252             --
 Royalty fees and
   other.............      98,197          --           --          98,197              --              98,197             --
                       ----------    --------      -------      ----------        --------          ----------       --------
       Total
         operating
         revenue.....   2,616,199     196,762           --       2,812,961              --           2,812,961             --
                       ----------    --------      -------      ----------        --------          ----------       --------
Operating costs and
 expenses:
 Depreciation --
   vehicle...........     500,210      29,857           --         530,067              --             530,067             --
 Costs of retail
   vehicle sales.....     524,907          --           --         524,907              --             524,907             --
 Direct vehicle and
   operating.........     815,748      73,180           --         888,928              --             888,928             --
 Selling, general and
   administrative....     498,075      92,441         (354)        590,162              --             590,162             --
 Restructuring and
   pooling...........      16,457          --           --          16,457              --              16,457             --
 Amortization and
   non-vehicle
   depreciation......      54,526       4,979        1,805          61,310              --              61,310             --
                       ----------    --------      -------      ----------        --------          ----------       --------
       Total
         operating
         costs and
         expenses....   2,409,923     200,457        1,451       2,611,831              --           2,611,831             --
                       ----------    --------      -------      ----------        --------          ----------       --------
Operating income
 (loss)..............     206,276      (3,695)      (1,451)        201,130              --             201,130             --
                       ----------    --------      -------      ----------        --------          ----------       --------
Other expenses:
 Vehicle interest
   expense...........     188,165      14,450           --         202,615          (3,508)            199,107        (25,114)
 Non-vehicle interest
   expense...........      13,422          --           --          13,422         (10,212)              3,210         38,214
 Interest income --
   restricted cash...     (11,348)         --           --         (11,348)          1,805              (9,543)            --
 Debt extinguishment
   costs.............       9,454          --           --           9,454          (9,454)                 --             --
                       ----------    --------      -------      ----------        --------          ----------       --------
                          199,693      14,450           --         214,143         (21,369)            192,774         13,100
                       ----------    --------      -------      ----------        --------          ----------       --------
Income (loss) before
 taxes...............       6,583     (18,145)      (1,451)        (13,013)         21,369               8,356        (13,100)
Provision (benefit)
 for income taxes....         257      (6,854)         135          (6,462)          4,802              (1,660)        (4,978)
Distribution on
 convertible
 preferred
 securities..........       9,957          --           --           9,957           8,733              18,690             --
                       ----------    --------      -------      ----------        --------          ----------       --------
Net income (loss)....  $   (3,631)   $(11,291)     $(1,586)     $  (16,508)       $  7,834          $   (8,674)      $ (8,122)
                       ==========    ========      =======      ==========        ========          ==========       ========
EBITDA...............     761,012                                  792,507                             792,507
Adjusted EBITDA......      83,985                                   71,173                              72,876
Ratio of Adjusted
 EBITDA to non-
 vehicle interest
 expense.............         6.3                                      5.3                                22.7
Weighted average
 shares
 outstanding --
 basic...............      32,067                                   33,667                              35,660
                       ==========                               ==========                          ==========
Basic EPS............  $    (0.12)                              $    (0.49)                         $    (0.24)
                       ==========                               ==========                          ==========
Weighted average
 shares outstanding--
 diluted.............      32,067                                   33,667                              35,660
                       ==========                               ==========                          ==========
Diluted EPS..........  $    (0.12)                              $    (0.49)                         $    (0.24)
                       ==========                               ==========                          ==========


                        PRO FORMA
                       BUDGET GROUP
                       ------------
Operating revenue:
 Vehicle rental
   revenue...........   $2,131,512
 Retail vehicle sales
   revenue...........      583,252
 Royalty fees and
   other.............       98,197
                        ----------
       Total
         operating
         revenue.....    2,812,961
                        ----------
Operating costs and
 expenses:
 Depreciation -- vehi      530,067
 Costs of retail
   vehicle sales.....      524,907
 Direct vehicle and
   operating.........      888,928
 Selling, general and
   administrative....      590,162
 Restructuring and
   pooling...........       16,457
 Amortization and
   non-vehicle
   depreciation......       61,310
                        ----------
       Total
         operating
         costs and
         expenses....    2,611,831
                        ----------
Operating income
 (loss)..............      201,130
                        ----------
Other expenses:
 Vehicle interest
   expense...........      173,993
 Non-vehicle interest
   expense...........       41,424
 Interest income --
   restricted cash...       (9,543)
 Debt extinguishment
   costs.............           --
                        ----------
                           205,874
                        ----------
Income (loss) before
 taxes...............       (4,744)
Provision (benefit)
 for income taxes....       (6,638)
Distribution on
 convertible
 preferred
 securities..........       18,690
                        ----------
Net income (loss)....   $  (16,796)
                        ==========
EBITDA...............      792,507
Adjusted EBITDA......       97,990
Ratio of Adjusted
 EBITDA to non-
 vehicle interest
 expense.............          2.4
Weighted average
 shares
 outstanding --
 basic...............       35,660
                        ==========
Basic EPS............   $    (0.47)
                        ==========
Weighted average
 shares outstanding--
 diluted.............       35,660
                        ==========
Diluted EPS..........   $    (0.47)
                        ==========

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

     (a) Reflects the elimination of management fees incurred by Ryder under an agreement terminated in connection with the Ryder TRS acquisition.

     (b) Reflects the elimination of $2,734 of amortization of Ryder's existing intangibles and records an increase in amortization of $4,539 on the net intangibles established through purchase accounting adjustments.

     (c) Reflects a tax provision attributable to the combined group on a pro forma basis.

     (d) Reflects the decrease in vehicle interest expense attributable to:

Elimination of interest on Ryder TRS's 10% senior
  subordinated notes due 2006...............................  $ 8,679
Interest savings on the CP Facility partially refinanced
  through the issuance of the TFFC-98 Notes.................   18,539
Interest savings on Ryder TRS's commercial paper facility
  refinanced through the issuance of the TFFC-98 Notes......    7,617
Elimination of amortization of loan costs on retired debt...    1,606
                                                              -------
  Decrease in vehicle interest expense......................  $36,441
                                                              =======

     (e) Reflects the increase in vehicle interest expense attributable to:

Interest expense related to the TFFC-98 Notes...............  $31,590
Amortization of costs incurred in connection with the
  TFFC-98 Notes and the increase in the secured revolving
  credit facility...........................................    1,192
Amortization of costs incurred in connection with the
  issuance of the convertible preferred securities of Budget
  Group Capital Trust.......................................      151
                                                              -------
  Increase in vehicle interest expense......................  $32,933
                                                              =======

     (f) Reflects the decrease in non-vehicle interest expense attributable to:

Elimination of interest on Series A notes due to
  conversion................................................  $ 2,608
Elimination of interest on the guaranteed senior notes......    7,355
Elimination of amortization of loan costs on retired debt...      249
                                                              -------
  Decrease in non-vehicle interest expense..................  $10,212
                                                              =======

     (g) Reflects the reduction in interest income due to increased utilization of existing medium term notes.

     (h) Reflects the elimination of the debt extinguishment costs.

     (i) Reflects the accrual of distributions on the convertible preferred securities of Budget Group Capital Trust.

     (j) Reflects the decrease in vehicle interest expense attributable to:

Interest expense related to the TFFC-94 Notes...............  $ 6,933
Interest expense related to the BFFC-94A Notes..............   18,181
                                                              -------
  Decrease in vehicle interest expense......................  $25,114
                                                              =======

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1998 -- (CONTINUED)

     (k) Reflects the increase in non-vehicle interest expense attributable to:

Interest expense related to the old notes...................  $36,500
Amortization of costs incurred in connection with issuance
  of the old notes..........................................    1,714
                                                              -------
  Increase in non-vehicle interest expense..................  $38,214
                                                              =======

                                  THE COMPANY

     Budget Group operates Budget Rent a Car, the world's third largest general use car and truck rental system. We currently maintain more local market car rental locations throughout the world than most of our major competitors and are unique among major car rental companies in that we also rent trucks in most of our major markets. Through our two truck rental companies, Ryder TRS and Budget Truck Rental, we operate the nation's second and third largest consumer truck rental companies. We also sell used cars in 27 markets nationwide through our 33 Budget Car Sales facilities. In 1998, we had revenue of $2.6 billion, EBITDA of $761.0 million and Adjusted EBITDA of $84.0 million. On a pro forma basis and adjusted for the offering of the old notes and certain non-recurring charges, we had Adjusted EBITDA of $124.2 million. We define Adjusted EBITDA as EBITDA less depreciation and interest incurred in connection with fleet vehicles financed under fleet financing programs. Our business is organized into three principal segments: Car Rental, Truck Rental and Car Sales.

     Budget is one of only three vehicle rental systems that offer rental vehicles throughout the world under a single brand name. We and our franchisees operate Budget Rent a Car locations in over 120 countries. We own approximately 536 of the 970 Budget locations within the United States and 212 of the 2,170 Budget locations abroad. Our corporate-owned locations accounted for approximately 80% of U.S. Budget Rent a Car revenue in 1998. In 1998, we purchased 83,300 cars for our North American operations under a vehicle supply agreement with Ford Motor Company, 90% of which were subject to repurchase agreements that required Ford to repurchase the vehicles at guaranteed prices after nine months in our rental fleet. Within our Car Rental segment, we also provide rental vehicles to the insurance replacement market and operate commuter van pooling services and airport parking facilities; our revenue from these activities was $115.2 million in 1998. For 1998, our Car Rental segment had revenue of $1.5 billion (54.3% of our 1998 pro forma revenue), EBITDA of $604.3 million and Adjusted EBITDA of $78.8 million.

     Our combined Budget Truck Rental and Ryder TRS business is a leading service provider in the long distance one-way market and the second largest operator in the local market. We have 418 corporate-owned rental locations nationwide, a network of approximately 3,730 dealer and franchised locations and a system-wide fleet of approximately 49,000 trucks at December 31, 1998. Our Truck Rental business also includes Cruise America, Inc., the largest recreational vehicle rental and sales company in North America, which had revenue of $92.7 million in 1998. Our Truck Rental segment had 1998 revenue of $613.7 million, EBITDA of $203.0 million and Adjusted EBITDA of $55.8 million. Pro forma for the Ryder TRS acquisition, our Truck Rental segment had 1998 revenue of $810.4 million (28.8% of our 1998 pro forma revenue), EBITDA of $234.5 million and Adjusted EBITDA of $43.0 million.

     We also operate Budget Car Sales, one of the leading independent retailers of late model cars, sport utility vehicles and trucks in the United States. We typically locate our used car stores in mid-sized suburban areas and maintain an average inventory of approximately 100 vehicles per store. For 1998, our Car Sales segment had revenue of $547.7 million (19.5% of our 1998 pro forma revenue), EBITDA of $(17.2) million and Adjusted EBITDA of $(22.1) million.

     Budget Group was incorporated in Delaware in 1992. Our principal executive offices are located at 125 Basin Street, Suite 210, Daytona Beach, Florida 32114, and our telephone number at that address is (904) 238-7035.

                         OUR FIRST QUARTER 1999 RESULTS

     On April 21, 1999, we reported a net loss for the first quarter of 1999 of $23.0 million versus a loss of $3.4 million in the first quarter of the prior year. Revenue increased 48.8% to $678.7 million from $456.0 million in the prior year first quarter. Operating income for the quarter was $11.3 million compared to $34.2 million in the prior year. Prior year first quarter excludes Ryder TRS and other acquisitions of Budget licensees, insurance replacement businesses and new car dealerships.

     Revenue for the first quarter of 1999 for the Car Rental segment increased 14.4% to $387.6 million compared to $338.8 million in 1998. Car Rental operating income was $24.2 million compared to $36.2 million in the prior year first quarter. First quarter 1999 operating income showed an approximate $22 million improvement over fourth quarter 1998. Budget Rent a Car North America, which represents 75% of this segment, saw revenue growth of 9.0% versus prior year first quarter (up 5.3% on a same-market basis). On a same-market basis, daily dollar average at $39.29 was essentially flat due to competitive pricing in certain leisure markets, notwithstanding, rental days were up 6% for the quarter.

     Revenue from our international Budget operations, driven primarily by corporate operations, saw growth of 36.7%. On a same-store basis, revenue was up 25.5%. This increase resulted from stepped up worldwide sales and marketing efforts and the recent acquisition of key Budget licensee operations in France and the UK.

     Revenue for the Truck Rental group reached $151.5 million in the first quarter of 1999 versus $43.2 million in 1998, which excluded Ryder TRS. Budget Truck Rental continued to see robust volume growth of 21.0% versus prior year. Budget truck rental rates increased over 2% as it aligned its pricing with Ryder. Ryder's revenue was down 6.5% versus prior year pro forma and was in line with company expectations as the two truck rental businesses are being integrated. For the quarter, the Truck Rental group had an operating loss of $3.7 million compared to operating income of $2.5 million in the prior year first quarter. The year-over-year decline in reported earnings is a result of the acquisition of Ryder TRS which has seasonal earnings.

     Revenue from the Car Sales group reached $160.1 million in the first quarter of 1999 compared to $92.0 million in the prior year. Revenue includes proceeds from the sale of units at retail and wholesale within the group. The first quarter of 1999 saw operating losses of $4.5 million compared to a loss of $1.0 million in first quarter 1998. Operating results for first quarter 1999 represent a $2.9 million improvement over fourth quarter 1998, excluding non-recurring charges. Three unprofitable locations were closed during the first quarter of 1999, with an additional two closed in April of 1999. Units sold retail during the first quarter increased to 7,957 compared to 4,859 units during the prior year first quarter.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We sold the old notes on April 13, 1999 to Credit Suisse First Boston Corporation, Goldman Sachs & Co. and NationsBanc Montgomery Securities LLC pursuant to a purchase agreement. These initial purchasers subsequently sold the old notes to:

     - "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

     - persons in offshore transactions in reliance on Regulation S under the Securities Act.

     As a condition to the initial sale of the old notes, Budget Group and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed to:

     - file with the SEC by June 14, 1999 a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

     - use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act on or before August 31, 1999; and

     - issue and exchange the new notes for all old notes properly surrendered and not withdrawn before the expiration of the exchange offer.

     In the event that:

     - applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

     - for any other reason we do not consummate the exchange offer by October 11, 1999; or

     - an initial purchaser notifies us within 10 business days following consummation of the exchange offer that old notes held by it are not eligible to be exchanged for new notes in the exchange offer; or

     - any holder notifies us within 10 business days following consummation of the exchange offer that such holder is prohibited by law or SEC policy from participating in the exchange offer; such holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement for the exchange offer is not appropriate or available for such resales by such holder; or such holder is a broker-dealer and holds old notes that are part of an unsold allotment from the original sale of the old notes, then, we will, at our cost,

     - as promptly as practicable, file a shelf registration statement covering resales of the old notes or the new notes, as the case may be;

     - use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

     - keep the shelf registration statement effective until the earliest of (A) the time when the notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c),
       (e), (f) and (h) of Rule 144, (B) two years from the effective date and
       (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

     We will pay additional cash interest on the applicable notes if:

     - by October 11, 1999, the exchange offer is not consummated and, if applicable, the shelf registration statement is not declared effective; or

     - after either the registration statement or the shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses, a "Registration Default");

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

     Subject to certain exceptions, the rate of the additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.0% per annum.

     We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes.

     A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

TERMS OF THE EXCHANGE OFFER

     Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that

     - the new notes will be registered for the exchange offer under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes and

     - holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement, which will terminate upon the consummation of the exchange offer.

     The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the old notes. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

     As of the date of this prospectus, $400 million in aggregate principal amount of the old notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). Solely for reasons of administration, we have fixed the close of business on as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

     In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters' rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the related SEC rules and regulations.

     For all relevant purposes we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

     If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The "expiration date" is 5:00 p.m., New York City time on
     , unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

     In order to extend the exchange offer, we will

     - notify the exchange agent of any extension by oral or written notice and

     - issue a press release or other public announcement which will include disclosure of the approximate number of old notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right

     - to delay accepting any old notes,

     - to extend the exchange offer or

     - if, in the opinion of counsel for us, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

     We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The new notes will accrue cash interest on the same terms as the old notes -- at the rate of 9 1/8% per year from April 13, 1999, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1999.

RESALE OF THE NEW NOTES

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the three representations set forth above under "Summary -- The Exchange Offer -- Procedures for participating in the exchange offer" on page
     . However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an "affiliate" of Budget Group as defined under Rule 405 of the Securities Act. You will be required to represent to Budget Group in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC will treat it in the same way it has treated other exchange offers in the past.

     A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. This prospectus may be used by a broker-dealer to resell any of its exchange notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to 180 days after the registration statement relating to this exchange offer is declared effective. See "Plan of Distribution" for more information regarding broker-dealers.

PROCEDURES FOR TENDERING

     If you wish to surrender old notes you must

     - complete, sign and date the letter of transmittal, or a facsimile thereof,

     - have the signatures guaranteed if required by the letter of transmittal and

     - mail or deliver the letter of transmittal or the facsimile to the exchange agent at the address appearing below under "-- Exchange Agent" for receipt prior to the expiration date.

     In addition, either

     - certificates for such old notes must be received by the exchange agent along with the letter of transmittal,

     - a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

     - you must comply with the procedures described below under "-- Guaranteed Delivery Procedures."

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE PERFORM THESE TRANSACTIONS FOR YOU.

     If you do not withdraw your surrender of old notes prior to the expiration date, you will be regarded as agreeing to surrender the new notes in accordance with the terms and conditions in this offer.

     If you are a beneficial owner of the old notes and your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

     Signatures on a letter of transmittal or a notice of withdrawal described below under "-- Withdrawal of Tendering," as the case may be, must generally be guaranteed by an eligible institution. You can submit a letter of transmittal without guarantee if you surrender your old notes (a) as a registered holder and you have not completed the box titled "Special Delivery Instruction" on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by

     - a member firm of a registered national securities exchange or of the NASD,

     - a commercial bank or trust company having an office or correspondent in the United States or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder exactly as the registered holder's name appears on the old notes.

     In connection with any surrender of old notes in definitive certificated form, if you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's automated tender offer program to surrender old notes.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of surrendered old notes will be determined by us in our sole discretion, which will be final and binding.

     We reserve the absolute right to reject any and all old notes not properly surrendered. Nor will we accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of surrender as to particular old notes.

     Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent nor anyone else will be liable for failure to give such notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

     We do not currently intend to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

     By surrendering old notes pursuant to the exchange offer, you will be telling us that, among other things,

     - you have full power and authority to surrender, sell, assign and transfer the old notes surrendered,

     - we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us,

     - you are acquiring the new notes in the ordinary course of your business,

     - you have no arrangement or understanding with any person to participate in the distribution of the new notes,

     - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes. You cannot rely on the position of the SEC's staff in their no-action letters,

     - you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508 of Regulation S-K of the SEC and

     - you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Budget Group.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of such new notes.

RETURN OF OLD NOTES

     If any surrendered old notes are not accepted for any reason described here or if old notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those old notes will be returned without expense to
(a) the person who surrendered them or (b) in the case of old notes surrendered by book-entry transfer into the exchange agent's account at DTC. The old notes will be credited to an account maintained with DTC as promptly as practicable.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, you have to transmit the letter of transmittal with any required signature guarantees and any other required documents to the exchange agent at the address appearing below under "-- Exchange Agent" for its receipt on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to surrender your old notes and (a) your old notes are not readily available so you can meet the expiration date deadline or (b) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if

     - the surrender is made through an eligible institution,

     - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing the name and address of the holder, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered. The notice of guaranteed delivery must also state that the surrender is being made thereby and guarantee that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation, and any other required documents, will be deposited by the eligible institution with the exchange agent and

     - the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

     The exchange agent will send you a notice of guaranteed delivery upon your request if you wish to surrender your old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your surrender of old notes at any time prior to the expiration date.

     To withdraw a surrender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to the expiration date. Any notice of withdrawal must

     - specify the name of the person having deposited the old notes to be withdrawn,

     - identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes and

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered.

     All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new notes will be issued unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be resurrendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

     The Bank of New York is the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

         By mail:

         The Bank of New York
         101 Barclay Street, 7E
         New York, New York 10286
         Reorganization Section
         Attention: [       ]

         To confirm by telephone of for information call:

         (212) 815- [       ]

         Facsimile Transmissions (eligible institutions only):

         (212) 815-[       ]

         By Hand or Overnight Delivery:

         The Bank of New York
         101 Barclay Street, 7E
         Corporate Trust Services Window
         Ground Level
         Reorganization Section
         Attention: [       ]

         The Bank of New York also serves as trustee under the indenture.

FEES AND EXPENSES

     We will pay for the expenses of this exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by telegraph, facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

     We have not retained a dealer-manager for the exchange offer, and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees and out-of-pocket expenses.

     We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

CONSEQUENCE OF FAILURE TO EXCHANGE

     Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

     Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except

     - to a person who the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

     - in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act,

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available,

     - pursuant to an effective registration statement under the Securities Act or

     - pursuant to another available exemption from the registration requirements of the Securities Act, and in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the remaining term of the notes.

                         DESCRIPTION OF CREDIT FACILITY

     The following is only a summary of certain provisions of our $550.0 million credit facility with certain financial institutions as lenders, Credit Suisse First Boston, New York Branch ("CSFB"), as the Co-Syndication Agent and Administrative Agent, and NationsBanc Montgomery Securities LLC, as the Co-Syndication Agent and Documentation Agent (the "Credit Facility"), and does not purport to be complete. You may request copies of these agreements at our address set forth under "References to Additional Information."

     In connection with the acquisition of Ryder TRS on June 19, 1998, we entered into the Credit Facility. Under the Credit Facility, which expires in 2003, we may borrow up to $550.0 million. The proceeds from this facility may be used for our general corporate purposes and for the general corporate purposes of our subsidiaries. In addition, Letters of Credit are available which may be used by us or our subsidiaries as credit or liquidity enhancement for commercial paper or similar fleet financing programs or for financing for general corporate purposes.

     Our obligations under the Credit Facility are secured primarily by pledged shares of our capital stock and the capital stock of our material subsidiaries, cash, accounts receivable and vehicles and the Credit Facility requires quarterly interest payments on the outstanding balance.

     Borrowings under the Credit Facility bear an interest rate equal to LIBOR plus 1.75% or prime plus 0.75%. As of December 31, 1998 our interest rate was 8.50%.

     The principal amount of any borrowings is payable on June 19, 2003. If any payments are made after the applicable payment date, the interest rate on those amounts will increase by 2%. At any time prior to maturity we may prepay any amount outstanding as long as the aggregate amount prepaid is a minimum of $3.0 million or $5.0 million, depending on the applicable interest rate. In addition, if we reduce the total amount of funds available under the Credit Facility, we will be required to immediately repay the amount outstanding that exceeds the new maximum amount available under the Credit Facility.

     If a default occurs for any reason other than for bankruptcy, all amounts outstanding could be declared immediately due and payable and all Letter of Credit commitments can be terminated. Defaults under the Credit Facility include, but are not limited to (i) nonpayment of principal and interest, (ii) breach of warranties, (iii) non-performance of covenants and obligations, (iv) defaults on other indebtedness in excess of $15.0 million, (v) judgments rendered against us in excess of $15.0 million, (vi) a change of control, (vii) insolvency or (viii) impairment of security.

     The Credit Facility contains certain covenants that require us to maintain certain financial ratios and minimum net worth requirements including (i) a net worth of at least $538.0 million plus 50% of our net income for each fiscal year plus 50% of the net proceeds from certain sales of capital stock, (ii) a leverage ratio ranging from 4.00 to 1.00 in 1999 to 2.75 to 1.00 in the fourth quarter of 2001 and thereafter, and (iii) an interest coverage ratio ranging from 3.75 to 1.00 in 1999 to 4.00 to 1.00 for the fourth quarter of 1999 and thereafter. In addition, the covenants impose certain limitations on our ability to (A) incur additional debt unless the additional debt falls within certain prescribed categories, (B) incur liens on our property, revenues or assets except liens for permitted debt, (C) make certain investments in other entities,
(D) make capital expenditures above certain prescribed dollar amounts for each year, (E) liquidate, dissolve, consolidate with, or merge with or into any other entity not constituting an investment and (F) sell any of our assets other than in the ordinary course of business. We are also limited in our ability to pay cash dividends and are required to have our material subsidiaries guarantee our obligations under the Credit Facility.

     In connection with the offering of the old notes, we amended the Credit Facility to, among other things: (i) permit the offering; (ii) permit capital expenditures of up to $85.0 million in 1999; (iii) permit the divestiture of non-core assets; (iv) permit up to $100 million of working capital and acquisition facilities for our European operations; (v) permit the payment of up to $35 million for "make-whole" payments to the stockholders of Ryder TRS; (vi) permit stock repurchases under certain circumstances; (vii) increase the leverage ratio; and (viii) decrease the third quarter 1999 interest coverage ratio.

                          DESCRIPTION OF THE NEW NOTES

     The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

     The old notes are, and the new notes will be, issued under an indenture, dated as of April 13, 1999, between Budget Group and The Bank of New York, as trustee. References to the notes include the old notes and the new notes unless the context otherwise requires. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (sometimes referred to herein as the "TIA"). This description of the notes contains definitions of terms, including those defined under the subheading "-- Certain Definitions," that are used in the indenture and are necessary to understand this section of the prospectus. In this section the word "Company" refers only to Budget Group, Inc. and not to any of its subsidiaries.

     The following description is only a summary of the material provisions of the indenture. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus. You may request a copy of the indenture at our address set forth under "References to Additional Information."

BRIEF DESCRIPTION OF THE NOTES

     These notes:

     - are unsecured senior obligations of the Company;

     - are pari passu in right of repayment with all other existing and future unsecured Senior Indebtedness of the Company; and

     - are senior in right of payment to all existing and any future Subordinated Obligations of the Company.

PRINCIPAL, MATURITY AND INTEREST

     The old notes are, and the new notes will be, issued initially in a maximum aggregate principal amount of $400 million. The old notes are, and the new notes will be, issued in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on April 1, 2006. Subject to our compliance with the covenants described under the subheading "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Permitted Vehicle Indebtedness," we are permitted to issue more notes under the indenture in an unlimited principal amount (the "Additional Notes"). Any such Additional Notes that are actually issued will be treated as issued and outstanding notes for all purposes of the indenture and this "Description of the New Notes" and will vote together with the notes as a single class on all matters, unless the context indicates otherwise.

     Interest on the notes will accrue at the rate of 9 1/8% per annum and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 1999. We will make each interest payment to the holders of record of the notes on the immediately preceding March 15 and September 15.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the notes in certain circumstances pursuant to the registration rights agreement.

OPTIONAL REDEMPTION; MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not permitted to redeem the notes prior to their maturity. We are also not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase the notes as described under the captions "-- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase notes in the open market or otherwise.

RANKING

  Senior Indebtedness versus Notes

     The indebtedness evidenced by the notes ranks pari passu in right of payment to the Senior Indebtedness of the Company and is effectively subordinated to all existing and future Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. As of December 31, 1998, after giving pro forma effect to the offering of the old notes and the application of the net proceeds therefrom as described under the section entitled "Capitalization," the Company's Senior Indebtedness would have been approximately $450 million, of which approximately $50 million would represent Secured Indebtedness.

  Liabilities of Subsidiaries versus Notes

     All our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries.

     At December 31, 1998, after giving pro forma effect to the offering of the old notes, our subsidiaries had Indebtedness of approximately $3,152.1 million, including trade payables and $3,120.9 million of Permitted Vehicle Indebtedness. Although the indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "-- Certain Covenants -- Limitation on Indebtedness."

  Senior Subordinated Indebtedness versus Notes

     The indebtedness evidenced by the notes ranks senior in right of payment to all future Subordinated Obligations of the Company.

BOOK-ENTRY, DELIVERY AND FORM

     We will initially issue the new notes in the form of one or more global notes (the "Global Note"). The Global Note will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the DTC or another nominee of the DTC. You may hold your beneficial interests in the Global Note directly through the DTC if you have an account with the DTC or indirectly through organizations which have accounts with the DTC.

     The DTC has advised the Company as follows: the DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The DTC was created to hold securities of institutions that have accounts with the DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     The Company expects that pursuant to procedures established by the DTC, upon the deposit of the Global Note with the DTC, the DTC will credit, on its book-entry registration and transfer system, the principal amount of new notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the DTC, or its nominee, is the registered holder and owner of the Global Note, the DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of any related new notes evidenced by the Global Note for all purposes of such new notes and the indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the new notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated new notes and will not be considered to be the owner or holder of any new notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the DTC, as the holder of the Global Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on new notes represented by the Global Note registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any new note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

     Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the trustee nor the Company will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     Subject to certain conditions, the new notes represented by the Global Note are exchangeable for certificated new notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

          (1) the DTC notifies us that it is unwilling or unable to continue as DTC for the Global Note or the DTC ceases to be a clearing agency registered under the Exchange Act, and, in either case, we are unable to locate a qualified successor within 90 days;

          (2) we in our discretion at any time determine not to have all the new notes represented by the Global Note; or

          (3) a default entitling the holders of the new notes to accelerate the maturity thereof has occurred and is continuing.

     Any new note that is exchangeable as above is exchangeable for certificated new notes issuable in authorized denominations and registered in such names as the DTC shall direct. Subject to the foregoing, the global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the DTC or its nominee.

SAME-DAY PAYMENT

     The indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder of notes shall have the right to require that the Company repurchase all or any portion of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such other person is the beneficial owner (as first defined in this clause (1), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

          (2) during any period of twenty-four consecutive months, individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of

     66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (3) the merger or consolidation of the Company with or into another Person (other than a Person that is controlled by the Permitted Holders) or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     Within 30 days following any Change of Control, we will mail a notice to each holder of notes with a copy to the trustee (the "Change of Control Offer") stating:

          (1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

          (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

          (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4) the instructions, as determined by us, consistent with the covenant described under this caption, that a holder must follow in order to have its notes purchased.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described under this caption, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described under this caption by virtue thereof.

     The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Permitted Vehicle Indebtedness," "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

     The Credit Facility and other agreements pursuant to which the Company or its Restricted Subsidiaries have Incurred Permitted Vehicle Indebtedness provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. Future indebtedness that we or our Restricted Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such future indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provisions under the indenture relative to our obligation to make an offer to repurchase notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.25 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness Incurred pursuant to the Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed $550 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock";

          (2) Indebtedness of Foreign Subsidiaries in an aggregate principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (2) (and any Indebtedness Incurred by Foreign Subsidiaries prior to the Issue Date to finance working capital) and then outstanding, does not exceed $125 million;

          (3) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

          (4) the old notes and the new notes (other than any Additional Notes);

          (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

          (6) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebted-ness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

          (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

          (8) Hedging Obligations consisting of Currency Agreements or Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to the indenture;

          (9) Permitted Vehicle Indebtedness;

          (10) Indebtedness represented by Guarantees issued to airports and airport and other governmental authorities for the construction of airport rental or related facilities to be used by the Company or any Restricted Subsidiary in the ordinary course of business that do not exceed for the Company and all Restricted Subsidiaries in the aggregate $50 million at any time outstanding;

          (11) the Guarantee of any Indebtedness otherwise permitted to be Incurred pursuant to the indenture (other than Indebtedness Incurred pursuant to clause (6) above or Refinancing Indebtedness Incurred pursuant to clause (7) above in respect of Indebtedness Incurred pursuant to clause
     (6) above);

          (12) Indebtedness of the Company or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price or similar obligations, in each case Incurred in connection with the disposition of any assets of the Company or any Restricted Subsidiary in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; and

          (13) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) above or paragraph (a)) does not exceed $50 million.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     (e) For the purpose of determining amounts of Indebtedness outstanding under the covenant described in this caption and for the purpose of avoiding duplication only, Indebtedness of a Person resulting from the grant by such Person of security interest with respect to, or from the issuance by such Person of Guarantees (and security interests with respect thereof) of, or from the assumption of obligations with respect to letters of credit supporting, Indebtedness Incurred by such Person pursuant to the indenture (or Indebtedness which such Person is otherwise permitted to Incur under the indenture) shall not be deemed to be a separate Incurrence of Indebtedness by such Person.

  Limitation on Permitted Vehicle Indebtedness

     The aggregate principal amount of outstanding Permitted Vehicle Indebtedness as of the last calendar day of each month (the "Determination Date") shall not exceed the net book value of the Permitted Vehicle Collateral on such Determination Date. Notwithstanding the foregoing, if the Company is not in compliance with the preceding sentence on any Determination Date, the Company will not be in breach thereof so long as:

          (1) within 25 days from the Determination Date (or if such day is not a Business Day, on the next succeeding Business Day) the Company repays sufficient Permitted Vehicle Indebtedness or deposits as collateral additional Permitted Vehicle Collateral so that the Company would have been in compliance as of the Determination Date assuming such repayment or deposit had been made on such date; or

          (2) the Company delivers to the trustee an Officers' Certificate setting forth the amount of the shortfall within 25 days of such Determination Date (or if such day is not a Business Day, on the next succeeding Business Day) and within 45 days from the Determination Date (or if such day is not a Business Day, on the next succeeding Business Day) the Company (A) repays sufficient Permitted Vehicle Indebtedness, (B) deposits as collateral additional Permitted Vehicle Collateral or (C) redesignates sufficient Permitted Vehicle Indebtedness that is not secured by an actual Lien on Permitted Vehicle Collateral to no longer constitute Permitted Vehicle Indebtedness, in each case so that the Company would have been in compliance as of the Determination Date assuming such repayment, deposit or redesignation had been made on such date; provided, however, that, in the case of a redesignation pursuant to clause (C) above, on the date of such redesignation and after giving effect thereto as if such redesignated Indebtedness were Incurred by the Company on such date, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a); provided further, however, that in determining whether the Company would have been able to Incur such $1.00 of additional Indebtedness, the Company shall be entitled to exclude an amount of such redesignated Indebtedness equal to the amount of Indebtedness the Company could have Incurred on such date pursuant to paragraph (b)(13) of the covenant described under "-- Limitation on Indebtedness," and such excluded amount shall be deemed to have been Incurred pursuant to such paragraph
     (b)(13).

  Limitation on Restricted Payments

     (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

             (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of, or as a capital contribution in respect of, its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

             (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

             (D) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

     (b) The preceding provisions will not prohibit:

          (1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (4) the payment of interest to Budget Group Capital Trust to the extent required to pay non-deferrable scheduled cash dividends on its HIGH TIDES 6 1/4% Convertible Preferred Securities; provided, however, that (A) no Default shall have occurred and be continuing (or would result therefrom) and (B) Budget Group Capital Trust shall immediately apply any such interest payment to pay such scheduled cash dividend; provided further, however, that such interest payments shall be included in the calculation of the amount of Restricted Payments;

          (5) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $5 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

          (6) any purchase or defeasance of Subordinated Obligations upon a change of control to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated

     Obligations were issued, but only if the Company has first complied with all its obligations under the provisions described under the caption
     "-- Change of Control"; provided, however, that the amount of such purchase or defeasance shall be excluded in the calculation of Restricted Payments;

          (7) the payment of Contingent Additional Consideration (as defined in the Ryder Merger Agreement) in an aggregate amount not to exceed the aggregate amount of Net Available Cash received by the Company since the Issue Date as consideration from the sale of assets of a Non-Core Business (or the Capital Stock of a Subsidiary of the Company engaged in the conduct of a Non-Core Business) to the extent such Net Available Cash is being applied pursuant to clause (a)(3)(C) of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that the amount of such payment shall be included in the calculation of the amount of Restricted Payments; and

          (8) Other Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments made pursuant to this clause
     (8) and then outstanding, does not exceed $35 million at any time outstanding; provided, however, that the amount of such Restricted Payments shall be included in the calculation of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

          (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

          (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

          (7) any encumbrance or restriction arising under applicable law;

          (8) any encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Lien permitted to be Incurred under the indenture on such asset or property; and

          (9) any encumbrance or restriction imposed solely upon a Foreign Subsidiary, so long as there does not exist any Guarantee by the Company of any Indebtedness of such Foreign Subsidiary or any of such Foreign Subsidiary's Subsidiaries.

  Limitation on Sales of Assets and Subsidiary Stock

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

          (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

          (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

          (3) an amount equal to 100% of the Net Available Cash from such by the Company (or such Restricted Subsidiary, as the case may be)

             (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

             (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), in the case of Net Available Cash received by the Company as consideration from the sale of assets of or the Capital Stock of a Subsidiary of the Company engaged in the conduct of a Non-Core Business, to the extent the Company elects, to make a payment of Contingent Additional Consideration pursuant to clause (8) of the covenant described under "-- Limitation on Restricted Payments" within one year from the later of the date of such asset disposition or the receipt of such Net Available Cash;

             (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to make an offer to the holders of the notes (and to holders of other Senior Indebtedness designated by the Company) to purchase notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the indenture; and

             (E) fifth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C) and
                 (D), for any purpose not prohibited by the terms of the indenture;

        provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (D) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. In the event the terms of the Company's Credit Facility require the Company to permanently reduce the available credit under the facility in an amount equal to the amount of Net Available Cash, such permanent reduction shall constitute application of such Net Available Cash pursuant to clause (A) above.

     Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this covenant exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

          (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph); and

          (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the notes (and other Senior Indebtedness) pursuant to clause (a)(3)(D) above, the Company will be required to purchase notes tendered pursuant to an offer by the Company for the notes (and other Senior Indebtedness) at a purchase price of 100% of their principal amount without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of the notes (and any other Senior Indebtedness) tendered exceeds the Net Available Cash allotted to purchase thereof, the Company will select the securities to be purchased on a pro rata basis but in denominations of $1,000 or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

  Limitation on Affiliate Transactions

     (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

          (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

          (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution; and

          (3) if such Affiliate Transaction involves an amount in excess of $10 million, the Board of Directors shall also have received a written opinion from a nationally recognized investment banking firm that is not an Affiliate of the Company to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the preceding paragraph (a) shall not prohibit:

          (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments";

          (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

          (3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

          (4) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1 million in the aggregate outstanding at any one time;

          (5) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

          (6) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries;

          (7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; and

          (8) transactions currently contemplated by and pursuant to agreements as in existence on the Issue Date.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

     The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

          (1) to the Company or a Wholly Owned Subsidiary;

          (2) directors' qualifying shares;

          (3) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

          (4) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

     Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with (x) the formation or capitalization of a Restricted Subsidiary or (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.

  Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

  Limitation on Sale/Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

          (1) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under "-- Limitation on Liens";

          (2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

          (3) the Company applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

  Merger and Consolidation

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

          (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Company under the notes and the indenture;

          (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness";

          (4) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and

          (5) the Company shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

     The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

  SEC Reports

     Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the trustee and noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     In addition, whether or not required by the SEC, we will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing).

DEFAULTS

     Each of the following is an Event of Default:

          (1) a default in the payment of interest on the notes when due, continued for 30 days;

          (2) a default in the payment of principal of any note when due at its Stated Maturity, upon required repurchase, upon declaration or otherwise;

          (3) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

          (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Permitted Vehicle Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Limitation on Liens," "-- Limitation on Sale/Leaseback Transactions," or "-- SEC Reports";

          (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the indenture;

          (6) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15 million (the "cross acceleration provision");

          (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"); or

          (8) any judgment or decree for the payment of money in excess of $15 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision");

However, a default under clauses (4), (5), (6) and (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

          (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

     If a Default occurs, is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, an amendment may not, among other things:

          (1) reduce the amount of notes whose holders must consent to an amendment;

          (2) reduce the rate of or extend the time for payment of interest on any note;

          (3) reduce the principal of or extend the Stated Maturity of any note;

          (4) make any note payable in money other than that stated in the note;

          (5) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

          (6) make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

          (7) make any change in the ranking or priority of any note that would adversely affect the noteholders.

     Notwithstanding the preceding, without the consent of any holder of the notes, the Company and trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, omission, defect or inconsistency;

          (2) to provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

          (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

          (4) to add guarantees with respect to the notes, to secure the notes;

          (5) to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company;

          (6) to make any change that does not adversely affect the rights of any holder of the notes; or

          (7) to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The old notes have been and the new notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, we may terminate all our obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

     In addition, at any time we may terminate our obligations under the caption "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (3) and (4) under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "-- Defaults" above or because of the failure of the Company to comply with clause (3) or (4) under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the trustee under the indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest as described in the TIA it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

GOVERNING LAW

     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means:

          (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

          (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

          (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

     "Adjusted EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net
Income:

          (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

          (2) Consolidated Interest Expense;

          (3) non-vehicle related depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries; and

          (4) all other non-vehicle related non-cash charges of the Company and its Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the non-vehicle related depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Affiliate" of any specified Person means:

          (1) any other Person, directly or indirectly, controlling or controlled by; or

          (2) under direct or indirect common control with such specified
     Person.

For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

          (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (1) and (2) above and this clause (3):

             (A) the sale of inventory or Eligible Vehicles in the ordinary course of business;

             (B) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

             (C) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a Permitted Investment; and

             (D) a disposition of assets with a fair market value of less than $100,000).

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

          (2) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

          (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

          (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Adjusted EBITDA for such period shall be reduced by an amount equal to the Adjusted EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Adjusted EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

          (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of a product line or an operating unit of a business, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and

          (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, excluding interest accruing on Permitted Vehicle Indebtedness and interest accruing in respect of the Company's HIGH TIDES Debentures Due 2028, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

          (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

          (2) amortization of debt discount and debt issuance cost;

          (3) capitalized interest;

          (4) non-cash interest expenses;

          (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (6) net costs associated with Hedging Obligations (including amortization of fees);

          (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of such Preferred Stock);

          (8) interest incurred in connection with Investments in discontinued operations;

          (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

          (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause
        (3) below); and

             (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

             (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (4) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (5) extraordinary gains or losses; and

          (6) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

          (1) the par or stated value of all outstanding Capital Stock of the Company plus

          (2) paid-in capital or capital surplus relating to such Capital Stock plus

          (3) any retained earnings or earned surplus

less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Core Business" means the business of (a) renting worldwide for general use passenger automobiles and trucks under the Budget and Ryder brand names, (b) selling in the United States late model automobiles and passenger vans under the Budget brand name and (c) franchising the foregoing rental business to other Persons.

     "Credit Facility" means the Amended and Restated Credit Agreement dated as of June 19, 1998, among the Company, certain of its Subsidiaries, the lenders referred to therein, Credit Suisse First Boston, as a co-syndication agent and as Administrative Agent, and Nationsbanc Capital Markets, Inc., as a co-syndication agent and as Documentation Agent, together with the related documents thereto (including the revolving loans, letters of credit and any term loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

          (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

          (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

          (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control"; and

          (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

     "Eligible Vehicles" shall mean the motor vehicle inventory of the Company and its Restricted Subsidiaries, consisting of (1) passenger automobiles, light-duty and medium-duty trucks, trailers and vans and (2) motorcycles, sport utility vehicles, buses, truck campers and motor homes, in each case, whether held for sale, lease or rental purposes.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated or formed in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside of the United States of America and jurisdictions outside the United States of America.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) statements and pronouncements of the Financial Accounting Standards Board; and

          (3) such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

          (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to any Preferred Stock (but excluding, in each case, any accrued dividends);

          (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

          (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that

          (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and

          (2) Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the Board of Directors.

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments":

          (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means April 13, 1999, the date on which the old notes were originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

          (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

          (4) any portion of the purchase price from an Asset Disposition required by the terms of such Asset Disposition to be placed in escrow (whether as a reserve for a purchase price adjustment, for satisfaction of indemnities or otherwise); provided, however, that upon the termination of such escrow, Net Available

     Cash shall be increased by any portion of the funds therein released to the Company or any Restricted Subsidiary; and

          (5) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, printing costs, underwriters' or placement agents' fees, discounts or commissions and brokerage, stock exchange listing, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Core Business" means any business other than a Core Business.

     "Permitted Holders" means each of Mr. Sanford Miller, Mr. Jeffrey D. Congdon and Mr. John P. Kennedy.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3) Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

          (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock"; and

          (9) additional Investments in an aggregate amount which, together with all other Investments made pursuant to this clause (9) that are outstanding, does not exceed $25 million.

     "Permitted Liens" means, with respect to any Person:

          (1) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3) Liens for property taxes not yet due or payable or subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

          (4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (7)(A) Liens to secure Indebtedness (and related interest, fees and other obligations) permitted under the provisions described in clause (b)
     (1) under, and (B) Liens on property and assets of a Foreign Subsidiary to secure Indebtedness (and related interest, fees and other obligations) of such Foreign Subsidiary permitted under the provisions described in clause
     (b)(2) under, "-- Certain Covenants -- Limitation on Indebtedness";

          (8) Liens existing on the Issue Date;

          (9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries;

          (10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

          (11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person;

          (12) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (13) Liens securing Permitted Vehicle Indebtedness and covering cash collateral deposits, vehicles and assets attributable to, or directly associated with, vehicles, such as rental receivables and receivables arising on the disposition of vehicles, and any other property of a type securing Permitted Vehicle Indebtedness under an agreement as in effect on the Issue Date;

          (14) Liens on claims against Persons renting vehicles, Persons damaging vehicles or Persons issuing applicable insurance coverage for such Persons arising under insurance policies entered into in the ordinary course of business consistent with past practice;

          (15) Liens securing vehicles held as inventory in the Company's car sales business;

          (16) Liens on any airport concession agreements or permits to secure loans extended to finance tenant improvements used in connection with the concession agreement or permit subject to such Lien;

          (17) rights of set off which arise under contractual arrangements in the ordinary course of business or which arise in financing agreements in the ordinary course of business; and

          (18) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (8), (9) and (10); provided, however, that:

             (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property); and

             (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (6), (9) or (10) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

     "Permitted Vehicle Collateral" means, as of any Determination Date:

          (1) the collateral securing Permitted Vehicle Indebtedness and consisting of cash collateral deposits, Eligible Vehicles and receivables arising from the acquisition or disposition of Eligible Vehicles; and

          (2) Eligible Vehicles and receivables arising from the acquisition or disposition of Eligible Vehicles that are not securing any Indebtedness and that are of a type securing Permitted Vehicle Indebtedness under an agreement as in effect on the Issue Date;

provided, however, that, in each case, such acquisition or disposition receivables shall be included as Permitted Vehicle Collateral only to the extent that:

             (A) such receivables arise pursuant to the acceptance of vehicles for repurchase under a repurchase agreement with a repurchase party (provided the debt of such repurchase party has an investment grade rating or, if the debt of such repurchase party does not have a rating, the debt of the parent entity of such repurchase party has an investment grade rating) as of such Determination Date providing for the repurchase of such vehicles at a price substantially equivalent to depreciated book value at the anticipated disposition date;

             (B) such receivables are secured by a first priority lien under applicable law (except for liens arising under applicable law) on the related vehicles;

             (C) in the case of receivables securing Permitted Vehicle Indebtedness, the collateral value of such receivables does not exceed the value for such receivables determined in accordance with the provisions of any applicable investment-grade rated debt facility designed to finance Eligible Vehicles and related receivables;

             (D) such receivables have been outstanding not in excess of 120 days; provided that in the case of this clause (D), (1) the collateral value of such receivables shall be valued at their net book value determined in accordance with GAAP, (2) the collateral value of such receivables so valued shall not exceed 10% of the total net book value of all Permitted Vehicle Collateral and (3) the collateral value of such receivables so valued arising from any Person (or Persons which are Affiliates of such Person) shall not exceed 2% of the total net book value of all Permitted Vehicle Collateral; or

             (E) such receivables are fully and unconditionally insured, bonded or guaranteed by a Person with an investment grade rating.

     Permitted Vehicle Collateral shall be valued (except as set forth in clause
(D)(1) above) at the net book value determined in accordance with GAAP of the relevant Eligible Vehicles and receivables.

     "Permitted Vehicle Indebtedness" means (1) Indebtedness Incurred to finance or Refinance Eligible Vehicles and related receivables (but only to the extent actually used to finance or Refinance Eligible Vehicles and related receivables), (2) Indebtedness secured by Permitted Vehicle Collateral and (3) any Indebtedness that Refinances Permitted Vehicle Indebtedness; provided, however, that any Indebtedness redesignated pursuant to paragraph (2)(C) of the covenant described under "-- Limitation on Permitted Vehicle Indebtedness" shall not constitute Permitted Vehicle Indebtedness; and provided, further, that the notes (other than any Additional Notes) shall be deemed not to constitute Permitted Vehicle Indebtedness when issued.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person. "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

          (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

          (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

          (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
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

     "Registration Rights Agreement" means the Registration Rights Agreement dated April 8, 1999, among the Company, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and NationsBanc Montgomery Securities LLC.

     "Related Business" means any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Restricted Payment" with respect to any Person means:

          (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

          (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

          (4) the making of any Investment in any Person (other than a Permitted Investment).

     In determining the amount of any Restricted Payment made in property other than cash, such amount shall be the fair market value of such property at the time of such Restricted Payment, as determined in good faith by the Board of Directors.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Ryder Merger Agreement" means the Agreement and Plan of Merger, dated March 4, 1998 (as amended on March 16, 1998 and June 19, 1998), by and among the Borrower, BDG Corporation, Ryder TRS, Inc., Ryder Questor Partners Fund, L.P., Questor Side-by-Side Partners L.P. and Dearborn Capital Partners, L.P.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Senior Indebtedness" means:

          (1) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred; and

          (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the case of clauses
     (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes;

     provided, however, that Senior Indebtedness shall not include:

          (1) any obligation of the Company to any Subsidiary;

          (2) any liability for Federal, state, local or other taxes owed or owing by the Company;

          (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

          (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company; or

          (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

          (1) such Person;

          (2) such Person and one or more Subsidiaries of such Person; or

          (3) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following:

          (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

          (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

          (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group; and

          (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under the caption "-- Certain Covenants -- Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, proposed Treasury regulations, judicial authority and administrative rulings and practice. There can be no complete assurance that the Internal Revenue Service (the "IRS") will agree with the conclusions stated herein, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. We recommend that each holder consult such holder's own tax advisor as to the particular consequences of exchanging such holder's old notes for new notes, including the applicability and effect of any state, local or foreign tax laws.

     The exchange of old notes for new notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes do not differ materially in kind or extent from the old notes. Accordingly, (i) holders will not recognize taxable gain or loss upon the receipt of new notes in exchange for old notes in the exchange offer, (ii) the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange therefor, and (iii) the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.

                              PLAN OF DISTRIBUTION

     We are not using any underwriters for this exchange offer. We are also bearing the expenses of the exchange.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities. Each such broker-dealer that receives new notes for its own account in exchange for such old notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. We have agreed that for a period of up to 180 days after the registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the new notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on these resales of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes, including any broker-dealers, and certain parties related to these holders, against various liabilities, including liabilities under the Securities Act.

                           VALIDITY OF THE NEW NOTES

     The validity of the new notes will be passed upon for us by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The consolidated balance sheets of the Company and its subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, included in the Company's Annual Report on Form 10-K incorporated by reference in this Prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The audited consolidated financial statements of Ryder TRS, Inc. and Subsidiaries as of and for the year ended December 31, 1997, included in the Annual Report on Form 10-K of Ryder TRS dated December 31, 1997, contained in our Form 8-K, dated June 19, 1998, as amended, and incorporated by reference in this prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Budget Group has previously filed with the SEC. These documents contain important information about Budget Group and its financial condition.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We hereby incorporate by reference to this prospectus the following reports filed with the SEC:

     - Our Annual Report on Form 10-K for the year ended December 31, 1998;

     - The audited consolidated financial statements of Ryder TRS, Inc. and subsidiaries as of and for the year ended December 31, 1997 included in the Annual Report on Form 10-K of Ryder TRS dated December 31, 1997 and contained in our Form 8-K, dated June 19, 1998, as amended; and

     - Our Current Reports on Form 8-K dated March 22, 1999.

     In addition, all documents filed by Budget Group pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

     Documents incorporated by reference are available from Budget Group without charge. Prospective investors may obtain documents incorporated by reference into this prospectus by requesting them from us by telephone at (904) 238-7035 or in writing at our executive offices at Budget Group, Inc., Attention:
Investor Relations, 125 Basin Street, Suite 210, Daytona Beach, Florida 32114. In order to ensure timely delivery of the documents, any request should be made
at least five days prior to             , 1999, the expiration date of the
exchange offer.

                      WHERE YOU CAN FIND MORE INFORMATION

     Budget Group files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the reports, statements or other information we file at the SEC's public reference room in Washington, D.C., located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains regional offices where you can read and copy the reports. These are located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at Seven World Trade Center, Suite 1300, New York, New York 10048. You can request copies of these documents, upon payment of photocopying fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings are also available to the public on the SEC's Internet site at http://www.sec.gov. These documents are also available for viewing and copying at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC and press releases or oral statements made by management. These statements refer to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in this prospectus and in the documents incorporated by reference into this prospectus.

     These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include, among others, the following:

     - our recent losses;

     - seasonality;

     - competition;

     - the integration of our recent acquisitions and ability to achieve cost savings;

     - our potential obligation to make a make-whole payment;

     - the availability and terms of financing for our business;

     - our dependence on a principal vehicle supplier;

     - possible changes in manufacturers' vehicle repurchase programs;

     - litigation with a former franchisee;

     - the impact of various types of regulations;

     - additional risks of our international operations;

     - whether our investments and cost-cutting initiatives will be successful; and

     - our ability to address Year 2000 problems.

     The risks and uncertainties that may affect us are more specifically described in the section entitled "Risk Factors" in this prospectus and in our annual report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference into this prospectus. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

     We undertake no obligation to update our forward-looking statements or risk factors to reflect future events or circumstances.

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                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
References to Additional
  Information.........................    i
Prospectus Summary....................    1
Risk Factors..........................    9
Capitalization........................   16
Pro Forma Financial Information.......   17
The Company...........................   21
Our First Quarter 1999 Results........   21
The Exchange Offer....................   23
Description of Credit Facility........   31
Description of the New Notes..........   32
U.S. Federal Income Tax
  Consequences........................   64
Plan of Distribution..................   65
Validity of the New Notes.............   65
Experts...............................   66
Incorporation of Certain Documents by
  Reference...........................   66
Where You Can Find More Information...   66
Forward-Looking Statements............   67

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                                      LOGO

                               OFFER TO EXCHANGE

               $400,000,000 9 1/8% SENIOR NOTES DUE APRIL 1, 2006
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                                      FOR
                          ALL OUTSTANDING UNREGISTERED
                     9 1/8% SENIOR NOTES DUE APRIL 1, 2006

                             ---------------------

                                   PROSPECTUS
                             ---------------------
------------------------------------------------------
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following summary is qualified in its entirety by reference to the complete statute, Certificate of Incorporation, Bylaws and agreement referred to below.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses, (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as such court shall deem proper.

     As permitted by Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Registrant filed herewith (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, and (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Bylaws provide indemnification of the Registrant's directors and officers, both past and present, to the fullest extent permitted by the DGCL, and allow the Registrant to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Registrant's Bylaws will also authorize the Registrant to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Restated Certificate of Incorporation or Section 145 of the DGCL.

     The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Registrant, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 21.  EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

     The following list of exhibits includes both exhibits submitted with this Report as filed with the Securities and Exchange Commission and those incorporated by reference to other filings:

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
*  1.1     --  Purchase Agreement dated as of April 8, 1999 among the
               Company, Credit Suisse First Boston Corporation, Goldman,
               Sachs & Co. and NationsBanc Montgomery Securities LLC.
   2.1     --  Plan and Agreement of Merger dated as of November 25, 1997 among Budget Group, Inc., Cruise America, Inc. and CA
               Acquisition Corporation (incorporated by reference to
               Exhibit 2.1 of Registration Statement on Form S-4, File No.
               333-42327, dated December 16, 1997, as amended by Amendment
               No. 1 to Form S-4 dated December 29, 1997).
   2.2     --  Agreement and Plan of Merger dated as of March 4, 1998 by and among Budget Group, Inc., BDG Corporation, Ryder TRS
               Inc., and certain other parties (incorporated herein by
               reference to Exhibit 2.1 to the Company's Form 8-K dated
               March 4, 1998).
   2.3     --  Amendment No. 1 to Agreement and Plan of Merger dated as of
               March 16, 1998 by and among Budget Group, Inc., BDG
               Corporation, Ryder TRS, Inc., and certain other parties
               (incorporated herein by reference to Exhibit 2.2 to the
               Company's Form 8-K dated March 4, 1998).
   2.4     --  Common Stock Purchase Agreement, dated as of January 13,
               1997, between John J. Nevin and the Registrant (incorporated by reference to Exhibit 2.7 to the Registrant's Registration
               Statement on Form S-1, File No. 333-21691, dated February
               12, 1997).
   2.5     --  Budget Stock Purchase Agreement, dated as of January 13,
               1997, between Budget Rent-a-Car Corporation and Team Rental
               Group, Inc. (currently known as Budget Group, Inc.)
               (incorporated by reference to Exhibit 2.8 to the
               Registrant's Registration Statement on Form S-1, File No.
               333-21691, dated February 12, 1997).
   2.6     --  Amendment No. 2 to Agreement and Plan of Merger dated as of
               June 19, 1998, by and among Budget Group, Inc., BDG
               Corporation, Ryder TRS, Inc., and certain other parties
               (incorporated by reference to Exhibit 2.3 to the Company's
               Current Report on Form 8-K filed on June 30, 1998).
   2.7     --  Form of Warrant issued to former Ryder TRS shareholders and optionholders (incorporated by reference to Exhibit 2.4 to the Company's Current Report on Form 8-K filed on June 30,
               1998).
   2.8     --  Preferred Stock Purchase Agreement, dated as of January 13,
               1997, between Ford Motor Company and the Company
               (incorporated by reference to Exhibit 2.9 to the Company's
               Registration Statement on Form S-1, File No. 333-21691,
               dated February 12, 1997).
   2.9     --  Preferred Stockholders Agreement between Ford Motor Company and the Company (incorporated by reference to Exhibit 2.10 to the Company's Registration Statement on Form S-1, File
               No. 333-34799, dated September 26, 1997).
*  3.1     --  Restated Certificate of Incorporation of the Registrant.
*  3.2     --  Amended and Restated Bylaws of the Registrant.
   4.1     --  Specimen Stock Certificate (incorporated by reference to
               Exhibit 4.1 to the Registrant's Registration Statement on
               Form S-1, File No. 333-34799, dated September 26, 1997).
   4.2     --  Base Indenture between Team Fleet Financing Corporation, as
               Issuer, Team Rental Group, Inc., as Servicer and Team
               Interestholder, and Bankers Trust Company, as Trustee,
               relating to Rental Car Asset Backed Notes (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   4.3     --  Supplemental Indenture relating to Rental Car Asset Backed
               Notes (incorporated by reference to Exhibit 4.2 to the
               Registrant's Annual Report on Form 10-K for the year ended
               December 31, 1994).
   4.4     --  Base Indenture among BRAC SOCAL Funding Corporation, as
               Issuer, BRAC-OPCO, Inc., as Servicer and Retained
               Interestholder, and Bankers Trust Company, as Trustee
               (incorporated by reference to Exhibit 4.5 to the
               Registrant's Annual Report on Form 10-K for the year ended
               December 31, 1995).
   4.5     --  Series 1995-1 Supplement to Base Indenture among BRAC SOCAL
               Funding Corporation, as Issuer, BRAC-OPCO, Inc., as Servicer
               and Retained Interestholder, and Bankers Trust Company, as
               Trustee (incorporated by reference to Exhibit 4.6 to the
               Registrant's Annual Report on Form 10-K for the year ended
               December 31, 1995).
   4.6     --  Supplement No. 1 to Indenture, dated as of October 20, 1995, among BRAC SOCAL Funding Corporation, BRAC-OPCO, Inc., Team
               Rental of Southern California, Inc. and Bankers Trust
               Company, as Trustee (incorporated by reference to Exhibit
               4.7 to the Registrant's Annual Report on Form 10-K for the
               year ended December 31, 1995).
   4.7     --  Registration Rights Agreement, dated as of August 25, 1994, among the Registrant, Brian Britton, Jeffrey Congdon,
               Richard Hinkle, John Kennedy, Sanford Miller and Richard
               Sapia (incorporated by reference to Exhibit 10.23 to the
               Registrant's Annual Report on Form 10-K for the year ended
               December 31, 1994).
   4.8     --  Indenture dated as of January 8, 1998 between the Company and the Chase Manhattan Bank, as Trustee (incorporated
               herein by reference from the Company's Registration
               Statement on Form S-3, File No. 333-41093, dated November
               26, 1997, as amended by Amendment No. 1 to Form S-3 dated
               January 7, 1998).
   4.9     --  First Amendment to Registration Rights Agreement, dated as of November 1, 1994, among the Registrant, Brian Britton,
               Jeffrey Congdon, Richard Hinkle, John Kennedy, Sanford
               Miller and Richard Sapia (incorporated by reference to
               Exhibit 10.24 to the Registrant's Annual Report on Form 10-K
               for the year ended December 31, 1994).
   4.10    --  Letter Agreement, dated as of November 1, 1994, between
               Andrew Klein and the Registrant acknowledging that Andrew
               Klein is a party to the Registration Rights Agreement, dated as of August 25, 1994, as amended (incorporated by reference to Exhibit 10.25 to the Registrant's Annual Report on Form
               10-K for the year ended December 31, 1994).
   4.11    --  Registration Rights Agreement, dated as of October 20, 1995, between Team Rental Group, Inc. and Budget Rent-a-Car of
               Southern California (incorporated by reference to Exhibit
               4.12 to the Registrant's Annual Report on Form 10-K for the
               year ended December 31, 1995).
   4.12    --  Registration Rights Agreement, dated as of December 1, 1996, between Team Rental Group, Inc. and the holders of the
               Convertible Subordinated Notes (incorporated by reference to
               Exhibit 4.12 to the Registrant's Registration Statement on
               Form S-1, File No. 333-21691, dated February 12, 1997).
   4.13    --  Amended and Restated Base Indenture dated as of December 1,
               1996 among Team Fleet Financing Corporation, as Issuer, Team
               Rental Group, Inc., as Servicer and Team Interestholder, and
               Bankers Trust Registrant, as Trustee (incorporated by
               reference to Exhibit 4.15 to the Registrant's Registration
               Statement on Form S-1, File No. 333-21691, dated February
               12, 1997).
   4.14    --  Series 1996-1 Supplement to the Amended and Restated Base
               Indenture dated as of December 1, 1996 among Team Fleet
               Financing Corporation, as Issuer, Team Rental Group, Inc.,
               as Servicer and Team Interestholder, and Bankers Trust
               Company, as Trustee (incorporated by reference to Exhibit
               4.16 to the Registrant's Registration Statement on Form S-1,
               File No. 333-21691, dated February 12, 1997).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   4.15    --  Amended and Restated Master Motor Vehicle Lease Agreement
               dated as of December 1, 1996 among Team Fleet Financing
               Corporation, as Lessor, Team Rental Group, Inc., as
               Guarantor, and certain subsidiaries of Team Rental Group,
               Inc., as lessees (incorporated by reference to Exhibit 4.17 to the Registrant's Registration Statement on Form S-1, File
               No. 333-21691, dated February 12, 1997).
   4.16    --  Motor Vehicle Lease Agreement Series 1996-1 dated as of
               December 1, 1996 among Team Fleet Financing Corporation, as
               Lessor, Team Rental Group, Inc., as Guarantor, and certain subsidiaries of Team Rental Group, Inc., as lessees
               (incorporated by reference to Exhibit 4.18 to the
               Registrant's Registration Statement on Form S-1, File No.
               333-21691, dated February 12, 1997).
   4.17    --  Registration Rights Agreement, dated as of November 6, 1997, among the Registrant and the Stockholders of Budget
               Rent-a-Car of St. Louis, Inc. (incorporated by reference to
               Exhibit 4.7 of the Registrant's Registration Statement on
               Form S-3, File No. 333-41093, dated November 26, 1997).
   4.18    --  Registrant's Series A Preferred Stock Certificate of
               Designations (incorporated by reference to Exhibit 3.4 to
               the Registrant's Registration Statement on Form S-1, File
               No. 333-34799, dated September 26, 1997).
   4.19    --  1994 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Registrant's Registration Statement
               on Form S-1, File No. 33-78274, dated April 28, 1994).
   4.20    --  Amendment No. 1 to 1994 Stock Option Plan (incorporated by reference to Exhibit 10.54 to Amendment No. 2 to the
               Registrant's Registration Statement on Form S-1, File No.
               333-4507, dated June 28, 1996).
   4.21    --  1994 Director's Plan (incorporated by reference to Exhibit
               10.28 to the Registrant's Registration Statement on Form
               S-1, File No. 33-78274, dated April 28, 1994).
   4.22    --  Budget Rent a Car Corporation SavingsPlus Plan, as Amended
               and Restated Effective January 1993 (incorporated by
               reference to Exhibit 4.2 to Registrant's Registration
               Statement on Form S-8, as filed with the Commission on July
               14, 1998).
   4.23    --  Amended and Restated Registration Rights Agreement, dated as of April 29, 1997, between the Company and the holders of
               the Convertible Subordinated Notes (incorporated by
               reference to Exhibit 4.6 to the Registrant's Registration
               Statement on Form S-3, as filed with the Commission on July
               17, 1998).
   4.24    --  Certificate of Trust of Budget Group Capital Trust
               (incorporated by reference to Exhibit 4.1 to the
               Registrant's Registration Statement on Form S-3, as filed
               with the Commission on August 13, 1998).
   4.25    --  Declaration of Trust of Budget Group Capital Trust dated as of June 4, 1998, between Budget Group, Inc., The Bank of New
               York and the Administrative Trustees named therein
               (incorporated by reference to Exhibit 4.2 to the
               Registrant's Registration Statement on Form S-3, as filed
               with the Commission on August 13, 1998).
   4.26    --  Amended and Restated Declaration of Trust dated as of June
               19, 1998, between Budget Group, Inc., The Bank of New York
               (Delaware), The Bank of New York and the Administrative
               Trustees named therein (incorporated by reference to Exhibit
               4.3 to the Registrant's Registration Statement on Form S-3,
               as filed with the Commission on August 13, 1998).
   4.27    --  Indenture for HIGH TIDES Debentures Due 2028 dated as of
               June 19, 1998 between Budget Group, Inc. and The Bank of New
               York (incorporated by reference to Exhibit 4.4 to the
               Registrant's Registration Statement on Form S-3, as filed
               with the Commission on August 13, 1998).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   4.28    --  Form of HIGH TIDES (incorporated by reference to Exhibit 4.6 to the Registrant's Registration Statement on Form S-3, as
               filed with the Commission on August 13, 1998).
   4.29    --  Form of HIGH TIDES Debentures Due 2028 (incorporated by reference to Exhibit 4.7 to the Registrant's Registration
               Statement on Form S-3, as filed with the Commission on
               August 13, 1998).
   4.30    --  Guarantee Agreement dated as of June 19, 1998 by Budget
               Group, Inc. as Guarantor (incorporated by reference to
               Exhibit 4.8 to the Registrant's Registration Statement on
               Form S-3, as filed with the Commission on August 13, 1998).
*  4.31    --  Indenture dates as of April 13, 1998 between the Company and
               The Bank of New York, as Trustee.
*  4.32    --  Registration Rights Agreement dated as of April 8, 1999 among the Company, Credit Suisse First Boston Corporation,
               Goldman, Sachs & Co. and NationsBank Montgomery Securities
               LLC.
*  5.1     --  Opinion of King & Spalding.
  10.1     --  Amended and Restated Sublicense Agreement, dated as of
               October 20, 1995, between Budget Rent-a-Car of Southern
               California and Team Rental of Southern California, Inc.,
               along with Corporate Guaranty of Team Rental Group, dated as of October 20, 1995 (incorporated by reference to Exhibit
               10.11 to the Registrant's Annual Report on Form 10-K for the
               year ended December 31, 1995).
  10.2     --  Lease Agreement dated September 1, 1993 between Miller and
               Hinkle, a Florida general partnership, and Capital City
               Leasing, Inc., as amended by First Amendment dated as of
               July 1, 1994 (Henrico County, Virginia) (incorporated by
               reference to Exhibit 10.41 to Amendment No. 3 to the
               Registrant's Registration Statement on Form S-1, File No.
               33-78274, dated August 12, 1994).
  10.3     --  Lease Agreement dated June 1, 1994 between Miller and
               Hinkle, a Florida general partnership, and Capital City
               Leasing, Inc. (Chesterfield County, Virginia) (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to the
               Registrant's Registration Statement on Form S-1, File No.
               333-4507, dated June 13, 1996).
  10.4     --  Lease Agreement dated as of September 12, 1995 between MCK
               Real Estate Corporation, Team Car Sales of Richmond, Inc.
               and Team Rental Group, Inc. (incorporated by reference to
               Exhibit 10.24 to the Registrant's Annual Report on Form 10-K
               for the year ended December 31, 1995).
  10.5     --  Agreement of Lease dated as of August 31, 1995 between MCK
               Real Estate Corporation and Team Rental of Philadelphia,
               Inc. (incorporated by reference to Exhibit 10.25 to the
               Registrant's Annual Report on Form 10-K for the year ended
               December 31, 1995).
  10.6     --  Supply Agreement among Ford Motor Company, Team Rental
               Group, Inc. and Budget Rent-a-Car Corporation (incorporated by reference to Exhibit 10.6 to the Registrant's
               Registration Statement on Form S-1, File No. 333-21691,
               dated February 12, 1997).
  10.7     --  Advertising Agreement between Ford Motor Company and Budget
               Rent-a-Car Corporation (incorporated by reference to Exhibit
               10.7 to the Registrant's Registration Statement on Form S-1,
               File No. 333-21691, dated February 12, 1997).
  10.8     --  Subordinated Notes Purchase Agreement, dated as of December
               1, 1996, by and between the Registrant and the investors
               listed therein (incorporated by reference to Exhibit 10.20 of the Registrant's Registration Statement on Form S-1, File
               No. 333-21691, dated February 12, 1997).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.9     --  Subordination Agreement, dated as of October 20, 1995, among
               Budget Rent-a-Car of Southern California, BRAC-OPCO, Inc.,
               Team Rental Group, Inc. and Team Rental of Southern
               California (incorporated by reference to Exhibit 10.49 to
               the Registrant's Annual Report on Form 10-K for the year
               ended December 31, 1995).
  10.10    --  Shareholders' Agreement, dated as of October 20, 1995, by and among Team Rental Group, Inc., the holders of the
               Company's Class B Common Stock, and Budget Rent-a-Car of
               Southern California (incorporated by reference to Exhibit
               10.50 to the Registrant's Annual Report on Form 10-K for the
               year ended December 31, 1995).
  10.11    --  1994 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.27 to the Registrant's Registration Statement
               on Form S-1, File No. 33-78274, dated April 28, 1994).
  10.12    --  Amendment No. 1 to 1994 Incentive Stock Option Plan
               (incorporated by reference to Exhibit 10.54 to Amendment No.
               2 to the Registrant's Registration Statement on Form S-1,
               File No. 333-4507, dated June 28, 1996).
  10.13    --  1994 Director's Plan (incorporated by reference to Exhibit
               10.28 to the Registrant's Registration Statement on Form
               S-1, File No. 33-78274, dated April 28, 1994).
  10.14    --  Indemnification Agreement dated April 25, 1994 between the
               Registrant and Sanford Miller (incorporated by reference to
               Exhibit 10.29 to the Registrant's Registration Statement on
               Form S-1, File No. 33-78274, dated April 28, 1994).
  10.15    --  Indemnification Agreement dated April 25, 1994 between the
               Registrant and John Kennedy (incorporated by reference to
               Exhibit 10.30 to the Registrant's Registration Statement on
               Form S-1, File No. 33-78274, dated April 28, 1994).
  10.16    --  Indemnification Agreement dated April 25, 1994 between the
               Registrant and Jeffrey Congdon (incorporated by reference to
               Exhibit 10.31 to the Registrant's Registration Statement on
               Form S-1, File No. 33-78274, dated April 28, 1994).
  10.17    --  Indemnification Agreement dated April 25, 1994 between the
               Registrant and Ronald Agronin (incorporated by reference to
               Exhibit 10.32 to the Registrant's Registration Statement on
               Form S-1, File No. 33-78274, dated April 28, 1994).
  10.18    --  Indemnification Agreement dated April 25, 1994 between the
               Registrant and Stephen Weber (incorporated by reference to
               Exhibit 10.33 to the Registrant's Registration Statement on
               Form S-1, File No. 33-78274, dated April 28, 1994).
  10.19    --  Second Amendment 1994 Incentive Stock Option Plan
               (incorporated by reference to Exhibit 10.24 to the
               Registrant's Registration Statement on Form S-4, File No.
               333-49679).
  10.20    --  1997 Amendment 1994 Directors' Stock Option Plan
               (incorporated by reference to Exhibit 10.25 to the
               Registrant's Registration Statement on Form S-4, File No.
               333-49679).
  10.21    --  Registration Rights Agreement dated as of June 19, 1998 between Budget Group Capital Trust, Budget Group, Inc. and the several Purchasers named herein (incorporated by
               reference to Exhibit 10.1 to the Registrant's Registration
               Statement on Form S-3, as filed with the Commission on
               August 13, 1998).
  10.22    --  Remarketing Agreement dated as of June 19, 1998 between
               Budget Group, Inc., Budget Group Capital Trust, The Bank of
               New York, the Administrative Trustees named therein and the
               Remarketing Agent named therein (incorporated by reference to Exhibit 10.2 to the Registrant's Registration Statement
               on Form S-3, as filed with the Commission on August 13,
               1998).
  10.23    --  Amended and Restated Credit Agreement dated as of June 19,
               1998 among Budget Group, Inc., as the Borrower, Certain
               Financial Institutions, as the Lenders, Credit Suisse First
               Boston, as a Co-Syndication Agent and the Documentation
               Agent. (incorporated                     by reference to
               Exhibit 10.23 to the Registrant's Annual Report on Form
               10-K, as filed with the Commission on March 31, 1999).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.24    --  First Amendment to Amended and Restated Credit Agreement
               dated September 11, 1998 among Budget Group, Inc., as
               Borrower, the Lenders and Credit Suisse First Boston, as
               Administrative Agent (incorporated by reference to Exhibit
               10,24 to the Registrant's Annual Report on Form 10-K, as
               filed with the Commission on March 31, 1999).
  10.25    --  Limited Waiver No. 1 to Amended and Restated Credit
               Agreement dated as of December 31, 1998 among Budget Group,
               Inc., as Borrower, the Lenders and Credit Suisse First
               Boston (incorporated by reference to Exhibit 10.25 to the
               Registrant's Annual Report on Form 10-K, as filed with the
               Commission on March 31, 1999).
  10.26    --  Assignment, Assumption and Amendment Agreement dated as of
               June 19, 1998 among Budget Group, Inc., as New Borrower,
               Budget Rent A Car Corporation, as Existing Borrower, the
               Lenders, Credit Suisse First Boston, as Co-Syndication
               Agent, Co-Arranger and Administrative Agent and Nationsbanc
               Montgomery Securities LLC, as Co-Syndication Agent,
               Co-Arranger and Documentation Agent (incorporated by
               reference to Exhibit 10.26 to the Registrant's Annual Report on Form 10-K, as filed with the Commission on March 31,
               1999).
  10.27    --  Form of Executive Severance Agreement dated October 1, 1998 between the Registrant and each of Messrs. Miller, Congdon,
               Aprati and White (incorporated by reference to Exhibit 10.28 to the Registrant's Annual Report on Form 10-K, as filed
               with the Commission on March 31, 1999).
  10.28    --  Form of Executive Severance Agreement between the Registrant and each of Messrs. Clauer, Sotir and Zorn (incorporated by reference to Exhibit 10.28 to the Registrant's Annual Report on Form 10-K, as filed with the Commission on March 31,
               1999).
  10.29    --  Transaction Guaranty dated December 15, 1998 by Budget
               Group, Inc. in favor of KeyBank National Association
               (incorporated by reference to Exhibit 10.29 to the
               Registrant's Annual Report on Form 10-K, as filed with the
               Commission on March 31, 1999).
  10.30    --  Second Amendment to Amended and Restated Credit Agreement
               dated March 18, 1999 among Budget Group, Inc., as Borrower, the Lenders and Credit Suisse First Boston, as
               Administrative Agent (incorporated by reference to Exhibit
               10.30 to the Registrant's Annual Report on Form 10-K, as
               filed with the Commission on March 31, 1999).
* 12.1     --  Ratio of Earnings to Fixed Charges.
* 23.1     --  Consent of King & Spalding (included as part of its opinion filed as Exhibit 5.1).
* 23.2     --  Consent of Arthur Andersen LLP.
* 23.3     --  Consent of PricewaterhouseCoopers LLP.
* 25.1     --  Statement of Eligibility of Trustee on Form T-1.
* 99.1     --  Form of Letter of Transmittal for 9 1/8% Senior Notes Due
               April 1, 2006.
* 99.2     --  Form of Notice of Guaranteed Delivery for 9 1/8% Senior
               Notes Due April 1, 2006.
* 99.3     --  Guidelines for Certification of Taxpayer Identification
               Number on Substitute Form W-9.
* 99.4     --  Letter to Clients.
* 99.5     --  Letter to Nominees.

---------------

* Filed herewith.

     b. Financial Statement Schedules

     None.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for purposes of determining any liability under the

Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on May 11, 1999.

                                          BUDGET GROUP, INC.

                                          By:     /s/ ROBERT L. APRATI
                                            ------------------------------------
                                                      Robert L. Aprati
                                                 Executive Vice President,
                                               General Counsel and Secretary

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Budget Group, Inc. do hereby constitute and appoint Robert L. Aprati our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent, or any of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                 /s/ SANFORD MILLER                    Chairman of the Board, Chief Executive Officer
-----------------------------------------------------    and Director
                   Sanford Miller

               /s/ JEFFREY D. CONGDON                  Vice Chairman of the Board and Director
-----------------------------------------------------
                 Jeffrey D. Congdon

                /s/ MICHAEL B. CLAUER                  Executive Vice President and Chief Financial
-----------------------------------------------------    Officer (Principal Financial Officer)
                  Michael B. Clauer

                 /s/ THOMAS L. KRAM                    Vice President, Controller (Principal
-----------------------------------------------------    Accounting Officer)
                   Thomas L. Kram

                /s/ RONALD D. AGRONIN                  Director
-----------------------------------------------------
                  Ronald D. Agronin

                /s/ JAMES F. CALVANO                   Director
-----------------------------------------------------
                  James F. Calvano

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                /s/ MARTIN P. GREGOR                   Director
-----------------------------------------------------
                  Martin P. Gregor

              /s/ F. PERKINS HIXON, JR.                Director
-----------------------------------------------------
                F. Perkins Hixon, Jr.

                 /s/ JOHN P. KENNEDY                   Director
-----------------------------------------------------
                   John P. Kennedy

              /s/ DR. STEPHEN L. WEBER                 Director
-----------------------------------------------------
                Dr. Stephen L. Weber